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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Payless ShoeSource, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3231 Southeast Sixth Avenue
Topeka, Kansas 66607

April 19, 2007

Dear Fellow Stockholder,

On behalf of the Board of Directors and Management of Payless ShoeSource, Inc., I cordially invite you to attend the Annual Meeting of Stockholders to be held at the Payless ShoeSource, Inc. Worldwide Headquarters, at 3231 Southeast Sixth Avenue, Topeka, Kansas on Thursday, May 24, 2007, at 10:00 a.m., Central Daylight Saving Time. At the meeting, you will hear a report on the Company’s progress during fiscal 2006, our strategies for the future, and have a chance to meet the Company’s directors and executives. In addition, we will conduct the following business:

I.	Elect three directors, each for a three-year term;

II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2007 fiscal year;

III.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan;

IV.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. Incentive Compensation Plan; and

V.	Conduct other business, if properly raised.

In the following pages you will find the formal notice of the meeting and the proxy statement. The proxy statement provides more detail about the agenda and procedures for the meeting and includes biographical information about the director candidates. The Company’s Annual Report for the fiscal year ended February 3, 2007 is also enclosed.

Even if you only own a few shares, we want your shares to be represented at the meeting. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by telephone or the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. To attend the meeting in person, please follow the instructions on page 1.

Thank you for your investment in Payless ShoeSource, Inc.

Sincerely,

Matthew E. Rubel
Chief Executive Officer and President

DIRECTIONS TO PAYLESS WORLDWIDE HEADQUARTERS

The Pozez Auditorium is located at the Payless ShoeSource, Inc. Worldwide Headquarters located at 3231 Southeast Sixth Avenue, Topeka, Kansas.

Parking is available for you in the visitor’s parking lot. From the parking lot, you may enter the Payless Worldwide Headquarters from the visitor’s entrance.

Payless ShoeSource via I-70 Eastbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn left (north) towards Southeast Sixth Avenue, approximately .7 miles.

Payless ShoeSource via I-70 Westbound Carnahan / Deer Creek Trafficway Exit 364B.

Exit 364B Carnahan / Deer Creek Trafficway and turn right (north) towards Southeast Sixth Avenue, approximately .6 miles.

NOTICE OF PAYLESS SHOESOURCE, INC., ANNUAL MEETING OF STOCKHOLDERS

Date:
          May 24, 2007

Time:
          10:00 a.m., Central Daylight Saving Time

Place:

Payless ShoeSource, Inc. Worldwide Headquarters Pozez Auditorium 3231 Southeast Sixth Avenue Topeka, Kansas

Purposes:

I.	Elect three directors, each for a three-year term;
II.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2007 fiscal year;
III.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan;
IV.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. Incentive Compensation Plan; and
V.	Conduct other business, if properly raised.

Who may vote?

Only stockholders of record on April 4, 2007, may vote.

Your vote is important. I encourage you to vote via telephone or the Internet. Voting by telephone or the Internet is fast and convenient. More importantly, voting by the Internet saves the Company money. If you prefer, you can sign, date and return your proxy card promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

Michael J. Massey
Secretary

April 19, 2007

PROXY STATEMENT

What are the purposes of this meeting?

The purposes of this meeting are to (i) elect three directors each for a three-year term; (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the 2007 fiscal year; (iii) approve the amendments to and restatement of the Payless ShoeSource, Inc. 2006 Stock Incentive Plan; (iv) approve the amendments to and restatement of the Payless ShoeSource, Inc. Incentive Compensation Plan; and (v) conduct other business, if properly raised.

Who may vote?

Stockholders of Payless ShoeSource, Inc., a Delaware corporation (“Payless” or the “Company”), as recorded in our stock register on April 4, 2007, may vote at the meeting.

How to vote?

Proxies may be submitted via telephone by calling toll free (888) 693-8683, or the Internet at www.cesvote.com or United States mail. Also, you may vote in person at the meeting. We recommend you vote by proxy even if you plan to attend the meeting. If you attend the meeting, you may revoke your proxy and vote in person, if you wish to do so.

How do proxies work?

The Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for or withhold voting authority with respect to each director candidate. You also may vote for, against or abstain from voting on the other proposals. If you sign and return the enclosed proxy card, but do not specify how to vote, we will vote your shares in favor of our director candidates and in favor of Management’s proposals.

Why did I receive multiple proxy cards?

You may receive more than one proxy or voting instruction card depending on how you hold your shares. You will receive a proxy card for shares registered in your name. Payless employees will also receive voting instruction cards for shares allocated to them under the Company’s profit sharing plans. If you hold shares through someone else, such as a stockbroker, you may also get material from them asking how you want to vote. Please vote each proxy or voting instruction card.

How do I revoke my proxy?

You may revoke your proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxy by voting in person at the meeting or by notifying the Company’s Secretary in writing at the address listed under “Questions” on page 45.

What is a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either in person or by proxy. Shares owned by Payless affiliated companies are not voted and do not count for this purpose.

How many votes are needed?

The director candidates receiving the most votes will be elected to fill the seats on the Board. The other proposals of management will pass if a majority of the votes are in favor of it. We count abstentions and broker non-votes to determine if a quorum is present, but not to determine if a proposal passes. When a broker returns a proxy, but does not have authority to vote on a particular proposal, we call it a “broker non-vote.”

Who may attend the meeting?

Only stockholders, their proxy holders and the Company’s guests may attend the meeting. The lower half of your proxy or voting instruction card is your admission ticket. Please bring the admission ticket with you to the meeting.

If you hold your shares through someone else, such as a stockbroker, send proof of your ownership to the Secretary at the address listed under “Questions” on page 45, and we will send you an admission ticket. Alternatively, you may bring proof of ownership with you to the meeting. Acceptable proof could include an account statement showing that you owned Payless shares on April 4, 2007.

This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about April 19, 2007.

PROPOSAL I: ELECTION OF DIRECTORS

Proposal I on the accompanying proxy card.

Directors and Nominees for Director

The Board currently consists of eleven Directors, divided into three classes, serving staggered terms. Seven of the Company’s current Directors are serving in two classes with terms that continue beyond the Annual Meeting, and they are not subject to election at the Annual Meeting. Four of the Company’s Directors who served in the preceding year, Messrs. Daniel Boggan Jr., Michael A. Weiss, Robert C. Wheeler and Michael E. Murphy, serve in a class with a term that expires at the 2007 Annual Meeting of Stockholders. Mr. Michael E. Murphy is retiring as a Director at the end of his current term. Concurrent with Mr. Murphy’s retirement, the Board intends to decrease its size to 10 Directors. Messrs. Boggan, Weiss and Wheeler are the nominees of the Board for reelection at the Annual Meeting of Stockholders. If elected at the Annual Meeting, Messrs. Boggan, Weiss and Wheeler will serve a term of three years that will expire at the Annual Meeting of Stockholders to be held in the year 2010, or until a successor is elected and qualified.

Messrs. Matthew E. Rubel, Howard R. Fricke, Robert F. Moran, and Ms. Judith Hofer have terms expiring at the 2008 Annual Meeting of Stockholders. Messrs. John F. McGovern and D. Scott Olivet, and Ms. Mylle H. Mangum have terms expiring at the 2009 Annual Meeting of Stockholders.

Each nominee has consented to being named as a nominee and to serve as a Director, if elected. If any nominee should subsequently become unavailable for election, the holders of proxies may, in their discretion, vote for a substitute or the Board may reduce the number of Directors to be elected.

     Directors Subject to Election:

DANIEL BOGGAN JR. is 61 years old and has served as Chief of Staff for Oakland, California, Mayor Ron Dellums since January 2007. He served as Director of Business Development of Siebert Branford Shank & Co., LLC from September 2003 until his retirement in March 2006. Mr. Boggan served as Senior Vice-President of the National Collegiate Athletic Association (“NCAA”) from 1998 to August 2003. He joined the NCAA in 1994 as Group Executive Director for Education Services and served as Chief Operating Officer from January 1996 to August 1998. Prior to his tenure with the NCAA, Mr. Boggan was Vice Chancellor of the University of California from 1986 to 1994, and City Manager of Berkeley, California from 1982 to 1986. Mr. Boggan is currently a member of the Board of Directors of Viad Corporation and The Clorox Company. Mr. Boggan has served as a Director of Payless since September 1997.

MICHAEL A. WEISS is 65 years old and is the former President and Chief Executive Officer of Express, a subsidiary of Limited Brands, Inc. (“Limited”). He served in such capacity from 1997 to 2004. Mr. Weiss joined Limited in 1981 and served in a number of positions of increasing responsibility including Vice Chairman from 1993 to 1997 and President of Express from 1982 to 1993. Previously, he had been General Manager for Trousers Up, a subsidiary of Apparel Industries, Inc., and Merchandise Manager for Casual Corner Group, Inc. Mr. Weiss began his career at Abraham & Straus, a subsidiary of Federated Department Stores. Mr. Weiss is a director of Borders Group, Inc., Chicos FAS, Inc. (also serves as Non-executive Chairman), and Pacific Sunwear of California, Inc. Mr. Weiss has served as a Director of Payless since January 2005.

ROBERT C. WHEELER is 65 years old and has served as President of Hill’s Pet Nutrition, Inc. since 1981. He assumed the title of Chairman and Chief Executive Officer in June 1996. From 1987 to 1992, he served as Vice President of Colgate-Palmolive Company and has been a Corporate Officer since 1992. Mr. Wheeler currently serves as a Director of The Security Benefit Group of Companies. Mr. Wheeler has served as a Director of Payless since September 2001.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF THE ABOVE NOMINEES, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

     Continuing Directors:

HOWARD R. FRICKE is 71 years old and has served as the non-executive Chairman of the Board of Payless since his election to the position in July 2005. Mr. Fricke served as Secretary of Commerce for the State of Kansas from September 2004 until December 31, 2006, and also served as Secretary of Administration from December 2002 to September 2004. Mr. Fricke served as Chairman of the Board of The Security Benefit Group of Companies (“Security Benefit”) from 1988 until his retirement in December 2005. He served as President and Chief Executive Officer of Security Benefit from 1988 to January 2001. Mr. Fricke is a registered principal of the National Association of Securities Dealers. He serves on the Board of Directors of Security Benefit and First Security Benefit Life Insurance and Annuity Company of New York. Mr. Fricke was formerly a director of UMB Financial Corporation and ONEOK, Inc. He served as Lead Director for Payless from May 2003 to July 2005. Mr. Fricke has served as a Director of Payless since April 1996.

JUDITH K. HOFER is 67 years old and has served as a consultant for The May Department Stores Company since 2002. From 2000 to 2002, Ms. Hofer served as President and CEO of May Merchandising Corporation. From 1978 to 2000, Ms. Hofer served in a number of positions of increasing responsibility with The May Department Stores Company and its various subsidiaries, including: President & CEO, Filene’s (1996-2000); President and CEO, Meier & Frank (1988-1996 and 1981-1983); President & CEO, Famous-Barr Company (1986-1988): President & CEO and President & COO, May Company, California (1983-1986). Ms. Hofer serves as a director of Viad Corporation and MoneyGram International, Inc. Ms. Hofer has served as a Director of Payless since July 2004.

MYLLE H. MANGUM is 58 years old and has served as Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies) since October 2003. Prior to this, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Prior to that she was with General Electric. She is a director of Barnes Group, Inc., Emageon, Inc., Respironics, Inc., Matria Healthcare, Inc. and Haverty Furniture Companies, Inc. Ms. Mangum has served as a Director of Payless since November 1997.

JOHN F. MCGOVERN is 60 years old and is the founder, and since 1999, a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as a Director of Genetek, Inc., Maximum Crane Works Holdings, Inc. (a privately-held company) and Neenah Paper, Inc. Mr. McGovern served as a director and officer of ChannelLinx, Inc., which filed bankruptcy subsequent to his resignation. Mr. McGovern has served as a Director of Payless since June 2003.

ROBERT F. MORAN, is 56 years old and has served as President and Chief Operating Officer of PetSmart, Inc. since December 2001. He joined PetSmart in July 1999 as president of North American stores. Mr. Moran served as President of Toys R Us, Ltd., Canada from 1998 to June 1999. Prior to that, he spent 20 years with Sears, Roebuck and Company in a variety of financial and merchandising positions, including president and Chief Executive Officer of Sears de Mexico. He was also Chief Financial Officer and Executive Vice President of Galerias Preciados of Madrid, Spain from 1991 through 1993. Mr. Moran has served as a Director of Payless since March 2007.

D. SCOTT OLIVET is 45 years old and has served as Chief Executive Officer and Director of Oakley, Inc. since October 2005. From August 2001 to September 2005, he served as Nike Inc.’s Vice President, Nike Subsidiaries and New Business Development where he led, developed and executed the company’s multi-branding strategy including the Cole Haan, Converse, Hurley, Starter and Bauer-Nike Hockey brands. Prior to Nike, Mr. Olivet served as Gap. Inc.’s Senior Vice President of Real Estate, Store Design and Construction, responsible for the Gap, Banana Republic and Old Navy brands from 1998 to 2001. He worked with Bain & Company from 1984 to 1998, serving as a partner and head of the firm’s worldwide practice in organizational effectiveness and change management from 1993 to 1998. Mr. Olivet currently serves as a Director of Oakley, Inc. He has served as a Director of Payless since September 2006.

MATTHEW E. RUBEL is 49 years old and has served as Chief Executive Officer and President of Payless since July 18, 2005. Prior to joining Payless, Mr. Rubel was Chairman and Chief Executive Officer for Cole Haan from 1999 to July 2005. He served as Executive Vice President, J. Crew Group and Chief Executive Officer of Popular Club Plan from 1994 to 1999, and in November 1998, led the sale of Popular from J. Crew to Fingerhut. While at J. Crew Group, Mr. Rubel was responsible for all licensing and international activities as well as brand marketing and served on its Group Executive Committee. Mr. Rubel has also served as President and Chief Executive Officer of Pepe Jeans USA, and President of the Specialty Division of Revlon. He is a member of the Board of Directors of Furniture Brands International, Inc. Mr. Rubel has served as a Director of Payless since July 2005.

     Retiring Director:

MICHAEL E. MURPHY is 70 years old and is the former Vice Chairman and Chief Administrative Officer of Sara Lee Corporation (“Sara Lee”). He served in such capacity from 1994 to 1997. In addition, he served as a director of Sara Lee from 1979 to October 1997. Mr. Murphy joined Sara Lee in 1979, serving as Executive Vice President and Chief Financial and Administrative Officer from 1979 to 1993 and as Vice Chairman and Chief Financial and Administrative Officer from 1993 to 1994. Mr. Murphy is a director of Coach, Inc., and GATX Corporation. Mr. Murphy is also a member of the Board of Trustees of Northern Funds (a family of mutual funds). Mr. Murphy has served as a Director of Payless since April 1996.

Charters and Corporate Governance Principles

At its March 2007 meeting, the Board of Directors reviewed its charter and amended its governance guidelines for the Company and the Board. The full text of the Company’s governance guidelines, and the charters for the Board, Audit and Finance Committee and the Compensation, Nominating and Governance Committee are each posted on the Company’s investor relations website at www.paylessinfo.com, and will also be provided free of charge to any stockholder requesting a copy by writing to: Payless ShoeSource, Inc., Attn: Investor Relations Department, 3231 SE 6th Avenue, Topeka, Kansas 66607.

     Purpose of the Board of Directors

The business of Payless is managed under the direction of the Board. The purpose of the Board is to oversee Management’s conduct of Payless’ business.

     Board Responsibilities

The Board’s responsibilities (acting as a whole and through its standing committees) include:

•	Reviewing management’s determination of objectives, strategies, policies and plans for the Company.

•	Electing, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer and other senior executives.

•	Reviewing Management’s plans for guarding and preserving the Company’s assets including intangibles such as the Company’s reputation and maintaining a reservoir of successor management talent.

•	Reviewing and approving equity and incentive compensation plans, and plans for major changes in the senior corporate organizational structure.

•	Reviewing and approving Management’s strategic and business plans and conducting continuing appraisals of Management’s performance against established plans and objectives.

•	Through the Audit and Finance Committee, recommending outside auditors for approval by stockholders.

•	Reviewing and approving strategic business plans, major transactions, changes in corporate financial structure affecting balance sheet items, financial plans, objectives and actions, including significant capital allocations and expenditures.

•	Designating and appointing members of committees of the Board, establishing appropriate limits of authority, and receiving reports from such committees and reviewing and approving such committee’s recommendations where necessary.

•	Reviewing Management’s recommendations for maintenance and revision of the Company’s Certificate of Incorporation and By-laws.

•	Reviewing the Compensation, Nominating and Governance Committee’s recommendations for perpetuation of a sound Board through planned and orderly recruitment activities, regular election and the filling of interim vacancies.

     Board Organization

The Board consists of a substantial majority of independent directors who the Board has determined meet the New York Stock Exchange’s (the “NYSE”) definition of independence. Currently, Mr. Rubel is the only director that does not meet the NYSE’s definition of independence. Mr. Howard R. Fricke currently serves as the non-executive Chairman of the Board. The non-executive Chairman of the Board is elected annually at the Board meeting immediately following the Annual Meeting of Stockholders.

The Board currently maintains three standing committees: (i) the Executive Committee, (ii) the Audit and Finance Committee, and (iii) the Compensation, Nominating and Governance Committee. The Audit and Finance and the Compensation, Nominating and Governance Committees are each comprised entirely of independent directors. Assignments to, and chairs of, the committees are recommended by the Compensation, Nominating and Governance Committee and selected by the Board. All committees regularly report to the Board on their activities. The Board may, from time to time, establish certain other committees to act on behalf of the Board of Directors.

     Board Operation

The Board generally has six regularly scheduled meetings per year. Audit and Finance and Compensation, Nominating and Governance Committee meetings are normally held in conjunction with Board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultations in a fashion that encourages informed, meaningful and probing deliberations. Directors generally receive the agenda and materials in advance of meetings and may ask for additional information from, or meet with, senior executives at any time.

Board Advisors

The Board and its committees (consistent with their respective charters) may retain their own advisors as they determine necessary to carry out their responsibilities.

Board Evaluation

The Compensation, Nominating and Governance Committee coordinates an annual evaluation process of the Board and the performance and procedures of each of the Board’s standing committees. Each committee annually performs a self evaluation and a review of the adequacy of its charter.

Selection of Directors

The Board is responsible for selecting nominees for Board membership, and establishing criteria for identifying potential nominees. For more information regarding the Director nomination process, including nominations by stockholders, see “Committees of the Board — the Compensation, Nominating and Governance Committee.” In recommending candidates for election to the Board, the Compensation, Nominating and Governance Committee considers the following criteria:

•	Personal qualities and characteristics, accomplishments and reputation in the business community;

•	Current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	Ability and willingness to commit adequate time to Board and committee matters;

•	The fit of the individual’s skills and personality with those of other Directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	Diversity of viewpoints, background, experience and other demographics; and

•	A commitment to represent the Company’s stockholders as a whole.

Independence of Directors and Nominees for Director

The Board annually reviews and determines the independence of Directors. The Board also reviews and determines the independence of nominees for Director. No Director nominee or Director is considered independent unless the Board determines that he or she has no material relationship with the Company either directly, as a partner, stockholder or affiliate of an organization that has a material relationship with the Company, or indirectly. The Board has adopted categorical independence standards consistent with the New York Stock Exchange listing guidelines to evaluate the materiality of any such relationship. The Board has determined that each of the nominees for Director standing for election at the 2007 Annual Meeting is independent of the Company, because none of the nominees for Director has a material relationship with the Company either directly or indirectly. The Board has made this determination based on the following:

•	No nominee for Director is or has been an officer or employee of the Company or its subsidiaries or affiliates since the Company’s spin-off from The May Department Stores Company;

•	No nominee for Director has an immediate family member who is an officer of the Company or its subsidiaries or has any current or past material relationship with the Company;

•	No nominee for Director has worked for, consulted with, been retained by, or received anything of substantial value from the Company aside from his or her compensation as a Director;

•	No nominee for Director is, or was within the past five years employed by the independent auditors for the Company;

•	No executive officer of the Company serves on the compensation committee of any corporation that employs a nominee for Director or a member of the immediate family member of any nominee for Director;

•	No nominee for Director is an executive officer of any entity which the Company’s annual sales to or purchases from exceeded one percent of either entity’s annual revenues for the last fiscal year; and

•	No nominee for Director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which the Company or its subsidiaries made charitable contributions or payments in fiscal year 2006 in excess of $5,000.00.

Additionally, in March 2007, the Board reviewed a summary of each Director’s response to a questionnaire asking about their (and their immediate family members’) relationships with the Company and other potential conflicts of interest, as well as material provided by management regarding transactions, relationships or arrangements between the Company and the Directors or parties related to the Directors. The Board determined that all Directors other than Mr. Rubel are independent, and that the members of the Audit and Finance Committee and the Compensation, Nominating and Governance Committee are also independent.

Communications with the Board of Directors

The Board believes that Management speaks for the Company. The Board and individual members of the Board may, from time to time, meet or otherwise communicate with various constituencies. It is expected, however, that Board members will speak for the Company only with the knowledge of Management and, in most instances, at the request of Management. Stockholders and other interested parties may contact non-management members of the Board by sending written correspondence to the Director at the following address:

, Director
Payless ShoeSource, Inc.
c/o Secretary
3231 Southeast Sixth Avenue
Topeka, KS 66607

The Secretary will review and forward such correspondence to the Board members. The Secretary will also direct inquiries most properly addressed by other departments, such as customer service or accounts payable, to those departments to ensure that the inquiries are responded to in a timely manner. Any inquiry that presents a matter relevant to accounting, audit or internal controls, or similar issues that is not addressed to a specific Director, will be forwarded to the Chairman of the Audit and Finance Committee.

Meetings of the Board

Meetings of the Board.  The Board of Directors of the Company held a total of seven meetings during fiscal 2006. No Director attended less than 75% of the aggregate of (i) the total number of Board meetings held during the period for which such Director held such office, and (ii) the total number of meetings held by all Board committees on which such Director served during the periods that such Director served on such committee.

While the Board of Directors understands that there may be situations that prevent a Director from attending an Annual Meeting of Stockholders, the Board strongly encourages all Directors to make attendance at all Annual Meetings of Stockholders a priority. All Directors nominated by the Board of Directors for election to the Board of Directors in 2006, as well as all other Directors that did not stand for re-election, attended the Company’s Annual Meeting of Stockholders held on May 25, 2006.

Board Compensation

Director Compensation.  Management Directors are not entitled to additional compensation for their service as Director or for attendance at Board, committee or annual stockholder meetings. The following table explains the key components of non-management Director compensation, which is based on a Board-year basis that runs from one Annual Meeting of Stockholders until the next Annual Meeting of Stockholders.

ELEMENTS OF COMPENSATION

2006 Board-Year

Annual Cash Retainer	$50,000
Annual Stock Retainer	$50,000
Meeting Fees (per meeting attended):
Board Meeting	$1,500
Committee Meeting	$1,000
Committee Chairperson Retainer	$10,000
Non-Executive Chairman Retainer	$50,000
Reimbursement for expenses attendant to Board membership	Yes

The annual cash retainer, committee chairman retainer and non-executive chairman retainer are each earned (or vest, if deferred) in one-fifth increments on the date of each regular meeting of the Board following the Annual Meeting of Stockholders. Annual Retainers for any Director elected subsequent to the Annual Meeting of Stockholders are prorated.

For the 2006 Board year, the stock portion of each non-management Director’s annual retainer was increased from $35,000 to $50,000 in annual grant value. No other element of the Directors’ compensation changed in 2006.

The 2006 Board-year stock portion of each non-management Director’s annual retainer was paid in 1,955 restricted shares of Payless Common Stock granted on May 25, 2006. The number of shares granted to each Director was determined based upon the average of the high and low share prices on the date of the Annual Meeting of Stockholders, or their date of election, if not elected at the Annual Meeting of Stockholders. The restricted stock portion of the annual retainer vests on May 1 following the grant date. All shares of Payless Common Stock granted to non-management Directors are subject to restrictions on transferability. Under these restrictions, Directors cannot transfer the shares granted to them until they cease membership on the Board or, if earlier, until the later of six months after they are awarded the grant or the date they have satisfied the stock ownership guidelines of the Company.

Annual stock retainers paid to the non-management Directors are granted under the Company’s Restricted Stock Plan for Non-Management Directors. This plan currently provides for the issuance of not more than 350,000 shares of Payless Common Stock, subject to adjustment for changes in the Company’s capital structure. The Board of Directors believes that the interests of Directors and stockholders are most closely aligned when the Directors themselves are stockholders and adopted Stock Ownership Guidelines for Non-Management Directors at its March 2006 meeting. The guidelines stipulate that Directors should hold Payless Common Stock shares equivalent in value to four times the annual cash retainer in effect at the time the guideline is established for each Director. The Board will review Director ownership levels annually to evaluate progress toward these guidelines. Under the guidelines, Directors may not sell or otherwise transfer any of the shares of Payless stock awarded to them by the Company until the target ownership level under the guideline is achieved.

The Company also maintains a Deferred Compensation Plan for Non-Management Directors that allows each Director to defer receipt of retainers (but not meeting fees) received for services as a Director, whether payable in stock or cash, until after the calendar year in which the Director’s service on the Board ceases. Under this Plan, the Directors may elect to use either Company Stock or the thirty year Treasury Bill rate on May 1 of each year as the measurement fund for the return on cash payments that are deferred. Directors must use Company Stock as the measurement fund for any Company Stock which is deferred.

The following table reflects the Compensation paid to the Company’s non-management Directors in fiscal 2006.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2006

	Fees Earned or Paid		All Other
	in Cash(1)	Stock Awards (1,2,3)	Compensation(4)	Total
Name of Director	($)	($)	($)	($)
(a)	(b)	(c)	(g)	(h)

Daniel Boggan Jr.	72,500	45,294		117,794
Howard R. Fricke	122,500	45,294		167,794
Michael A. George(5)	29,000	11,665		40,665
Judith K. Hofer	68,500	45,294		113,794
Mylle H. Magnum	77,500	45,294		122,794
John F. McGovern	82,500	45,294		127,794
Robert F. Moran(6)	0	0		0
Michael E. Murphy	76,500	45,294		121,794
D. Scott Olivet(7)	13,500	16,325		29,825
Michael A. Weiss	69,500	45,294		114,794
Robert C. Wheeler	67,500	45,294		112,794

(1)	Includes fees earned that were deferred under the Payless ShoeSource Non-Management Deferred Compensation Plan.

(2)	Values reflect the fair market value dollar amount that would be required to be recognized for financial statement purposes for services provided by Directors in 2006 computed in accordance with FAS 123R. The grant date fair value of the May 25, 2006, Stock Award was $50,000 (1,955 shares). For Mr. Olivet, his prorated 2006 Stock Award was $33,333 (1,340 shares). Mr. George did not receive a 2006 Stock Award due to his retirement.

(3)	Total shares not vested as of February 3, 2007, for each Director, including those shares that have been deferred were: Boggan — 1,955; Murphy — 1,955; Fricke — 1,955; Mangum — 1,955; Wheeler — 1,955; McGovern — 2,355; Hofer — 2,555; Weiss — 2,555; Olivet — 1,340; George — 0.

(4)	On occasion, Directors receive footwear and other items of nominal value that may be considered perquisites. In 2006, the value of all such items did not exceed $5,000 for any individual Director.

(5)	Mr. George retired from the Board on May 25, 2006. These amounts include meeting fee and the pro-rated portion of Mr. George’s annual cash retainer.

(6)	Mr. Moran was elected to the Board March 1, 2007, and as a result did not receive any fees for services in fiscal 2006.

(7)	Mr. Olivet was elected to the Board on September 21, 2006. These amounts include the pro-rated portion of Mr. Olivet’s annual cash retainer, stock retainer, and meeting fee.

Committees of the Board

     Executive Committee.

Members, Authority and Meetings.  The Executive Committee is composed of the Chief Executive Officer (“CEO”), the non-executive Chairman of the Board, the chairperson of the Audit and Finance Committee and the chairperson of the Compensation, Nominating and Governance Committee. The CEO serves as the Executive Committee’s chairperson. The Executive Committee may exercise all the powers of the Board but does not have the power to (i) approve or adopt, or recommend to the Company’s stockholders, any matter expressly required by Delaware law to be submitted to stockholders for approval; (ii) adopt, amend or repeal any bylaw of the Company; (iii) elect Directors of the Company; (iv) declare any dividend or make any other distribution to the Company’s stockholders; or (v) take actions with respect to matters delegated to other committees of the Board. During the 2006 fiscal year, the Executive Committee met four times.

     Audit and Finance Committee.

Members, Authority and Meetings.  Pursuant to its charter, the Audit and Finance Committee (the “Audit Committee”) is solely responsible for selecting the Company’s independent registered public accountants, reviewing their independence, approving all engagements, and evaluating their performance. The Audit Committee reviews results of the audit for each fiscal year, all material accounting policies of the Company, the coordination between the independent registered public accountants and the Company’s internal auditing group, the scope and procedures of the Company’s internal audit work, the quality and composition of the Company’s internal audit staff, and maintains procedures for the confidential and anonymous receipt of employee concerns regarding questionable accounting or auditing matters. The Audit Committee is responsible for reviewing and making recommendations to the Board with respect to matters such as the following: the financial policies of the Company; debt ratings; short-term versus long-term debt positions; debt-to-capitalization ratios; fixed charge coverage; working capital and bank lines; dividend policy; the long-range financial plans of the Company; the Company’s capital expenditure program, including rate of return standards and evaluation methods; specific debt and/or equity placement activities; external financial relationships with investment bankers, commercial bankers, insurance companies, etc.; financial public relations and communication programs; profit sharing plan investments; financial aspects of proposed acquisitions and/or divestitures; and the Company’s insurance and risk management program.

At each regularly scheduled meeting, the Audit Committee provides the Company’s internal auditor, Chief Financial Officer, General Counsel and the Company’s independent registered public accountants with opportunities to privately meet with the Committee. The Audit Committee is also authorized to retain legal, accounting or other advisors as it determines appropriate at the Company’s expense. The members of the Audit and Finance Committee, during the 2006 fiscal year were Messrs. Murphy (Chairman through May 2006), Fricke, McGovern (Chairman May 2006-to present), Boggan, and Olivet (since September 2006). Mr. Moran joined the Committee in March 2007. The Board determined that each of the members of the Audit Committee is an independent director as required by the rules of the NYSE. During the 2006 fiscal year, the Audit Committee met 12 times.

     Compensation, Nominating and Governance Committee.

Members, Authority and Meetings.  The members of the Compensation, Nominating and Governance Committee (the “CN&G Committee”) during the 2006 fiscal year included Ms. Mangum (Chairman), Ms. Hofer,

and Messrs. Wheeler, Weiss and George (through May 25, 2006). Each of these Directors satisfied the NYSE’s independence requirements, was a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and was an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). During fiscal 2006, the CN&G Committee met eight times. The agenda for each CN&G Committee meeting is determined by discussions among the CN&G Committee Chairman, the Company Secretary, Management and the CN&G Committee’s advisors, as appropriate. A copy of the CN&G Committee’s charter was last reviewed at its March 2007 meeting, and can be found on the Company’s Investor Relations website at www.paylessinfo.com.

The CN&G Committee is primarily responsible for establishing the Company’s compensation philosophy, various compensation programs, and monitoring the Company’s executive development efforts so that there is a pool of personnel adequate for orderly Management succession. In performing these functions, the CN&G Committee reviews and approves compensation arrangements for the CEO, other executive officers named in the Summary Compensation Table, and other members of the Company’s “Senior Management” (which generally includes all Company employees at the Division Senior Vice President level and above). The CN&G Committee also reviews the Company’s Compensation Discussion and Analysis and, if appropriate, recommends to the Board that it be included in the proxy statement and the Company’s annual report. In addition, the CN&G Committee serves as the “Committee” under the various Company incentive compensation and retirement plans (i.e., the stock based incentive plans, executive incentive plans, supplementary retirement plan and deferred compensation plan).

As part of its corporate governance duties, the CN&G Committee establishes stock ownership guidelines for Company executives, reviews “related party transactions” and ethical issues involving the Company or management, and oversees the implementation of the Company’s Code of Ethics. The CN&G Committee is also responsible for reviewing the Board of Directors’ performance, the mandatory retirement policy for Directors, and conflicts of interest involving a Director. In addition, the CN&G Committee identifies and recommends candidates to serve as Directors of the Board, the non-executive Chairman, members and chairpersons of Board committees and the Chief Executive Officer. The CN&G Committee considers nominees for Directors from any source, including individuals nominated by a stockholder or outside consultants engaged by the CN&G Committee to recommend Director nominees. All Director candidates are evaluated in a similar manner. To be considered for the 2008 Annual Meeting of Stockholders, recommendations for Director nominations must be submitted in writing to the Company’s Corporate Secretary at 3231 Southeast Sixth Avenue, Topeka, Kansas, 66607, and otherwise comply with the terms of the Company’s By-Laws.

The CN&G Committee may delegate some of its duties or responsibilities to one or more individual members, but only to the extent permitted by law, the New York Stock Exchange’s listing standards and the Company’s governing documents. The CN&G Committee also engages outside consultants to advise on various issues, including CEO compensation, executive compensation and other benefits. For the past several years, the CN&G Committee has retained Mr. George Paulin, Chairman and CEO of Frederic W. Cook & Co., as its outside consultant to assist in evaluating executive compensation programs and setting compensation for the CEO and the other executive officers. Mr. Paulin regularly participates in CN&G Committee meetings and advises the CN&G Committee regarding compensation trends, best practices, plan design, and the level of individual compensation awards. Mr. Paulin reports directly to the CN&G Committee. The CEO generally does not participate in development of recommendations prepared by Mr. Paulin for the CN&G Committee regarding CEO compensation. In addition to Mr. Paulin, the CN&G Committee engages other consultants from time-to-time to assist with specific projects. The consultants engaged by the CN&G Committee, and the project for which they were engaged, are discussed under “Benchmarking in 2006” and “Retirement Benefits” sections of the Compensation Discussion and Analysis. The role of executive officers in setting compensation is also discussed in the Compensation Discussion and Analysis section.

     Compensation Committee Interlocks and Insider Participation.

No member of the CN&G Committee (Ms. Mangum, Ms. Hofer, Messrs. George (through May 25, 2006), Wheeler, and Weiss) has served as one of the Company’s officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended (see “Related Party Transactions”). None of the Company’s executive officers named in the Summary Compensation

Table serves as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of the Company’s Board or the CN&G Committee.

     Compensation, Nominating and Governance Committee Report.

The following Report of the Compensation Nominating and Governance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

The CN&G Committee has reviewed and discussed the Compensation Discussion and Analysis set forth below with Management, as required under Item 402(b) of Regulation S-K. Based on that review and discussion, the CN&G Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for 2006.

Compensation, Nominating and Governance Committee:

Mylle H. Mangum — Chairman
Judith K. Hofer
Michael A. Weiss
Robert C. Wheeler

COMPENSATION DISCUSSION AND ANALYSIS

I.	Compensation Philosophy, Benchmarking and Roles of Consultants and Executives.

Compensation Philosophy.  The Company’s general compensation philosophy is that the compensation programs should attract, retain and motivate highly qualified executives; be competitive with comparable employers; align the executive’s compensation with the Company’s objectives as measured against established goals; and be related to the value created for stockholders.

The Company employs a balanced approach to compensation that considers market pay data, achievement of individual and organization performance objectives, the Company’s overall progress toward strategic goals, the Company’s retention goals, and the results of an annual talent and organization planning process that helps link overall compensation to the sustained performance and potential of each executive. As a result:

•	To foster a strong connection between executive compensation and business performance, a majority of the compensation of the CEO, Chief Financial Officer (the “CFO”) and other executives is variable in nature and a significant portion is paid in stock-based awards; as discussed below, approximately 75% of the CEO’s target compensation opportunity, and 60% of the target compensation opportunity for the other executive officers, is provided through annual and long-term performance-based incentive programs.

•	In aggregate, base salaries for Senior Management (officers at or above the Division Senior Vice President level) are expected to fall around the 50th percentile of the competitive market, but may vary from around the 25th percentile of the market to beyond the 75th percentile, depending on the executive’s experience, performance, potential, and retention risk. These variations also reflect the reality that the Company competes with many larger companies for top-level executive talent.

•	Annual and long-term incentive opportunities are designed to deliver variable compensation between the 50th and 75th percentile when performance targets are met, while superior performance can result in total direct compensation at or above the 75th percentile.

The CN&G Committee last reviewed the Company’s compensation philosophy as part of the reward strategy review project led by HayGroup, Inc. in 2006. HayGroup reported to the CN&G Committee that the compensation philosophy and objectives described above remain appropriate relative to the Company’s business and talent strategies.

The Compensation Comparison Group used for Benchmarking.  The CN&G Committee regularly reviews base salaries, annual incentive levels and long-term incentive levels of companies in a “Compensation Comparison Group,” as well as other companies with which Payless competes for executive talent and stockholder investment. The Compensation Comparison Group is comprised of a group of companies in the retail industry, and may be revised by the CN&G Committee from time to time as the market and retail environment change. The Compensation Comparison Group is also used to calculate the amount payable under the long-term portion of the Company’s Incentive Compensation Plan, under which the Company’s stock performance is compared to the Compensation Comparison Group. Upon granting an award, the Compensation Comparison Group remains fixed through the term of the award.

In 2006, the Company engaged HayGroup to review the Compensation Comparison Group. HayGroup recommended that the criteria for including a company in the group be revised and the CN&G Committee adopted the following criteria. The companies in the Compensation Comparison Group should:

•	Be U.S.-domiciled, publicly-traded companies in the retail industry, primarily doing business in footwear, apparel and/or accessories that have customer targets similar to the Company;

•	Have annual sales from 1/2 to 2 1/2 times the Company’s annual sales;

•	Be recognized for a strong design focus, strong earnings growth, thought leadership, and/or strong brands across multiple lines or products; and /or

•	Be appropriately-sized companies from which the Company may recruit key talent.

Effective January 2007, the 20 companies that constitute the Compensation Comparison Group are:

Abercrombie & Fitch, Co.
Brown Shoe Company
Children’s Place Retail Store, Inc.
The Gap, Inc.
Limited Brands, Inc.
Retail Ventures, Inc.
V.F. Corporation
American Eagle Outfitters, Inc.
Charming Shoppes, Inc.
The Finish Line, Inc.
Jones Apparel Group, Inc.
Liz Claiborne, Inc.
Ross Stores, Inc.
Williams-Sonoma, Inc.
Anntaylor Stores Corporation
Chico’s FAS, Inc.
Foot Locker, Inc.
Kohl’s Corporation
Polo Ralph Lauren Corporation
The Timberland Company

Benchmarking in 2006.  In 2006, the CN&G Committee engaged Mr. George Paulin, Chairman and CEO of Frederic W. Cook & Co., to specifically benchmark the CEO’s compensation against an appropriate peer group selected by Mr. Paulin (which companies overlapped with the Compensation Comparison Group but included others from the Cook & Co. retailing database and pay surveys from Hewitt and HayGroup). Mr. Paulin’s findings were presented to the CN&G Committee in November 2006. He concluded that the CEO’s:

•	base salary is between the median and 75th percentile;

•	annual incentive target of 85% (as a percentage of base salary) under the Company’s Incentive Compensation Plan is relatively low compared to a median of 100%;

•	long-term incentive target (as a percentage of base salary) under the Company’s Incentive Compensation Plan is at the midrange; and

•	supplemental pension arrangements are becoming less prevalent, with the value of that benefit being considered when determining future long-term incentive opportunities.

The CN&G Committee also engaged HayGroup in 2006 to conduct a comprehensive “reward strategy review” that included four components: the Compensation Comparison Group review discussed above; a review of market competitiveness for various management positions including all executive officer positions other than CEO; a review of the company’s compensation philosophy; and recommendations for compensation mix, including annual and long-term incentive targets and proposed mix of long-term incentive vehicles (cash and various forms of equity). As part of that review, HayGroup benchmarked the compensation of each officer named in the Summary Compensation Table (other than the CEO) against HayGroup’s Retail Total Remuneration Survey Group (the

“Survey Group”) that consists of 74 retailers. This report was presented to the CN&G Committee in November 2006, and concluded that:

•	In aggregate, base salaries provided are at the median of the Survey Group;

•	Annual incentive targets (as a percentage of base salary) under the Company’s Incentive Compensation Plan fall between the 25th and 50th percentiles of the Survey Group; and

•	Total direct compensation (base salary + annual incentive + long-term incentive) at target is at the market median of the Survey Group for the majority of the officers.

The CN&G Committee engaged Mercer HR Consulting (“Mercer”) in 2006 to complete a benchmarking study and best practices report regarding the Company’s employment and change of control agreements. Mercer reported to the CN&G Committee that:

•	The Company’s practices are generally consistent with typical market practice.

•	The Company’s severance arrangements and change of control provisions are reasonable considering levels and prevalence among peers and general industry.

Changes to Compensation Components/Programs.  In addition to the benchmarking information prepared by HayGroup and Mr. Paulin, “tally sheets” detailing each element of compensation for the Company’s CEO and the other executive officers named in the Summary Compensation Table were prepared by HayGroup in 2006. Based on these tally sheets, HayGroup concluded that compensation was generally consistent with the Company’s compensation philosophy and aligned with the interests of Company stockholders. HayGroup also suggested that some items of compensation be altered. After evaluating the Company’s fiscal 2006 performance, progress toward strategic objectives and the benchmarking information prepared by Mr. Paulin and HayGroup, the CN&G Committee adopted the following changes to the Company’s compensation programs effective for the 2007 fiscal year:

•	The annual cash incentive targets under the Company’s Incentive Compensation Plan were increased (i) from 85% of base salary to 100% of base salary for the CEO, and (ii) from 50% of base salary to 55% of base salary for other executive officers named in the Summary Compensation Table.

•	The CEO’s long-term cash incentive target under the Company’s Incentive Compensation Plan was increased from 45% of base salary to 50% of base salary.

•	The CEO’s long-term equity incentive target was increased from 180% of base salary to 250% of base salary.

•	The definition of “compensation” under the Company’s Supplementary Retirement Plan was amended to exclude payments under the long-term portion of the Company’s Incentive Compensation Plan, effective for awards that may be paid for or subsequent to the 2005-2007 long-term performance period.

•	As explained more fully in connection with Proposal III, the Company is also contemplating a special equity grant for certain Senior Management members, including the CEO and other executive officers named in the Summary Compensation Table.

Role of Executives in Compensation Decisions.  During and after the end of each fiscal year, the CEO provides the CN&G Committee with feedback regarding the performance of his direct reports (the executive officers named in the Summary Compensation Table) and his recommendations regarding salary increases and discretionary awards for those individuals. If an individual is being considered for promotion to (or will otherwise be employed at) the Senior Management level, the CEO and Senior Vice President — Human Resources recommend a compensation package for that individual to the CN&G Committee. The CEO and Senior Vice President — Human Resources also provide their perspectives and recommendations to the CN&G Committee on a variety of human resource matters, such as annual and long-term incentive goals, plan design changes for Board-approved compensation plans, and officer succession. The Company’s General Counsel and outside counsel to the Company also advise the CN&G Committee on the legal aspects relating to compensation and employment matters.

II. Elements of Executive Compensation.

Elements of Compensation During Active Employment.  For fiscal 2006, the elements of compensation for the CEO, other executive officers named in the Summary Compensation Table, and Senior Management were:

•	Base salary;

•	Cash Bonuses, including (i) Annual, Lump Sum Merit Bonus, and (ii) Discretionary Cash Bonus;

•	Non-equity incentive plan compensation, as annual and long-term cash incentives under the Company’s Incentive Compensation Plan;

•	Long-term stock incentive compensation, in the form of awards under the Company’s Stock Incentive Plan; and

•	Retirement and other benefits and perquisites.

The following table sets forth the target percentages for the first four compensation components payable to the CEO and other executive officers named in the Summary Compensation Table for 2006:

	Target Pay Mix (2006)
		Annual Cash	Long-Term Cash	Long-Term Stock
	Base Salary	Incentive	Incentive	Incentive

CEO	20%	20%	10%	50	%*
Other Officers Named in the Summary Compensation Table	40%	20%	10%	30%

*	Mr. Rubel did not receive a stock incentive award in 2006. The stock award he received upon joining the Company in July 2005 incorporated a grant attributable to 2006.

The CEO and each other officer named in the Summary Compensation Table have an employment, severance and/or a change of control agreement with the Company that may require the Company to pay the officer upon his or her termination of employment or in connection with a change of control. The events requiring payments, and the amounts payable upon those events, are discussed and quantified under “Potential Payments Upon Termination or Change of Control.” In addition, amounts that may be payable to the CEO or other executive officers named in the Summary Compensation Table upon retirement due to participation in the Company’s Supplementary Retirement Plan, Deferred Compensation Plan or other arrangement are discussed and tabulated below under “Pension Benefits” and “Nonqualified Deferred Compensation,” respectively.

Base Salary.  The Company provides the CEO, other executive officers named in the Summary Compensation Table, and other employees a base salary to compensate them for services rendered during the year. Salary levels are reviewed by the CN&G Committee annually and upon a promotion or other change in job responsibility. Base salaries for the CEO and other executive officers named in the Summary Compensation Table are determined in accordance with the factors and information described under the “Compensation Philosophy” section above. After reviewing that information, including individual performance results during fiscal 2005, the CN&G Committee awarded the CEO a 7.0% increase in his base salary, to $1,070,000 effective in April, 2006. In addition, the CN&G Committee increased the base salaries of the other executive officers named in the summary Compensation Table. Those increases ranged from 2.0% – 6.0% and became effective in April 2006. Base salaries for all executive officers named in the Summary Compensation Table who have held their current position for more than one year increased an average of 4.2% from April 2005 to April 2006.

Cash Bonuses.  The CN&G Committee awarded two types of special cash bonuses for 2006:

1. Annual, Lump Sum Merit Bonus.  The CN&G Committee annually may award a bonus of up to 5% of base salary to any executive officer who receives a rating of “clearly exceeds expectations” during the annual performance appraisal/review process with respect to both (i) individual results and (ii) the Company’s guiding values. Based upon the CEO’s evaluation of Mr. Pavelka’s performance during 2006, Mr. Pavelka received such a rating and was awarded a lump sum merit bonus of $23,000 by the CN&G Committee. This bonus is reflected in the Summary Compensation Table under Column (d), “Bonus.”

2. Discretionary Cash Bonus.  The CN&G Committee may provide cash bonuses to the CEO and other executive officers as recognition for their individual contributions to the Company’s business objectives and initiatives. For fiscal 2006, the CN&G Committee awarded discretionary cash bonuses to Mr. Porzig ($50,000), Mr. Lentz ($100,000) and Mr. Massey ($10,000). In addition, based on its assessment of Mr. Rubel’s performance in leading the Company to business results that exceeded expectations, the CN&G Committee awarded Mr. Rubel a discretionary cash bonus of $500,000. These discretionary cash bonuses are reflected in the Summary Compensation Table under column (d), “Bonus.”

Non-Equity Incentive Plan Compensation — Cash Incentive Opportunities.  The Company maintains the Payless ShoeSource, Inc. Incentive Compensation Plan (the “ICP”), which provides all Senior Management members, including the CEO and all other executive officers named in the Summary Compensation Table, an opportunity to earn cash awards (incentive payments) if the Company’s business results meet or exceed certain pre-established performance goals. Specifically, performance goals are established for annual and long-term (multi-year) performance periods.

Both the annual portion and long-term portion of the ICP permit a participant to earn a “threshold,” “target” or “above-target” incentive payment, depending on whether results meet or exceed specified performance goals. For example, if the target performance goals are satisfied at 100%, the target incentive payment normally will be paid. The threshold performance goals are the minimum performance results that must be attained by the Company for an incentive payment to be made. The target annual and long-term incentive awards are equal to a specific percentage of the executive’s base salary. In addition, the amount of the long-term incentive is increased or decreased based on the Company’s stock performance over the multi-year performance period relative to the stock performance of the Compensation Comparison Group. For example, if the Company’s stock price outperforms the Compensation Comparison Group over the long-term performance period, the long-term incentive will be increased by a specified percentage. The percentages are established at the beginning of the performance period in accordance with Section 162(m), and are set forth below for the 2006-2008 performance period.

While there is a threshold and target, there is no cap as a specified percentage of salary. Under the ICP, however, there is a maximum individual annual incentive payment of $1,850,000 and a maximum individual long-term incentive payment of $1,500,000. These maximums have not been increased since 2002. The CN&G Committee believes that the maximum annual and long-term incentive awards should be increased to a level that will not interfere with the normal operation of the ICP. Subject to stockholder approval, the maximum amount payable to an executive as an annual or long-term incentive award under the ICP will be increased to $5,000,000 for each award for performance periods commencing subsequent to stockholder approval. In Proposal IV below, the Company is seeking stockholder approval of the ICP as required under Section 162(m) of the Code, and certain amendments to the ICP. The ICP is included in this proxy statement as Exhibit B, and the Board believes that its approval is in the best interest of stockholders to provide ongoing administrative flexibility with tax deductible incentive compensation payments to the executive officers named in the Summary Compensation Table.

The CN&G Committee, in its sole discretion, designates eligible employees as participants for each annual and/or long-term performance period. As a general matter, the CN&G Committee reserves the right to adjust upward or downward any award determined under the ICP. No upward adjustment, however, may be made to an award for an employee who is deemed to be a “covered employee” under Section 162(m) of the Code and the ICP. The CEO and all other executive officers named in the Summary Compensation Table were eligible for annual incentive awards for fiscal 2006 and long-term incentive awards for the 2004-2006 performance period.

I. Annual Cash Incentive Awards

2006 Annual Cash Incentive Award Performance Goals.  For fiscal 2006, the annual component of the ICP was based on the Company’s performance with respect to earnings before interest and taxes (“EBIT”). For this purpose, EBIT is defined as operating profit from continuing operations. The 2006 target EBIT goal of $131.7 million was aligned with the Company’s long-standing financial goal of consistent low single-digit same-store sales growth that are leveraged into operating earnings increases in mid-teen percentages over time. The threshold EBIT goal for 2006 was $113 million and was aligned with the Company’s actual 2005 EBIT result. Attainment of the threshold EBIT goal would have resulted in a payment equal to 50% of the employee’s target annual incentive award.

2006 Annual Cash Incentive Award Calculations.  The Company’s fiscal EBIT results of $166.4 million exceeded the 2006 EBIT target of $131.7 million. The CEO’s annual incentive award was $1,850,000, the maximum amount payable as an annual incentive award under the ICP. The annual incentive award payable to the CEO and other executive officers named in the Summary Compensation Table under the ICP for fiscal 2006 are listed below (with target and actual percentages expressed as a percentage of base salary), and included in the Summary Compensation Table under Column (g), Non-Equity Incentive Plan Compensation.

	Annual Cash Incentive (2006)
	Target %	Actual %	Award $

Matthew E. Rubel	85%	172.9%	1,850,000
Ullrich E. Porzig	50%	127.0%	485,775
Darrel J. Pavelka	50%	127.0%	578,866
Jay A. Lentz	50%	127.0%	474,472
Michael J. Massey	50%	127.0%	400,304

II. Long-Term Cash Incentive Awards.

The long-term component of the ICP utilizes long-term performance periods that operate concurrently (that is, a new performance period commences each year). Generally, each long-term performance period consists of three consecutive fiscal years.

2004 – 2006 Long-Term Cash Incentive Award Calculations.  The long-term incentive awards under the ICP for the fiscal 2004-2006 performance period were calculated based on the Company’s actual performance with respect to EBIT and return on net investment assets (“RONA”), as compared to the performance goals established at the beginning of the performance period. For the 2004-2006 long-term performance period, the Company’s 3-year cumulative EBIT was $341.7 million and the Company’s 3-year average RONA was 9.6%. Both of these results exceeded the goals of $281 million cumulative EBIT and 9.2% average RONA for the performance period. In addition, the Company’s total stockholder return compared to the Compensation Comparison Group for the 2004-2006 performance period resulted in a 50% increase in the long-term incentive awards for the 2004-2006 performance period. The companies comprising the Compensation Comparison Group for the 2004-2006 performance period are: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco, Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., and The Stride Rite Corporation. As a result, the CEO and each executive officer named in the Summary Compensation Table were paid a long-term cash incentive award for the 2004-2006 period as follows (with target and actual percentages expressed as a percentage of base salary). These awards are reflected in the Summary Compensation Table under Column (g), “Non-Equity Incentive Plan Compensation.”

	Long-Term Cash Incentive (2004-2006)
	Target %		Actual %	Award $

Matthew E. Rubel	45	%(1)	85.5%	434,527
Ullrich E. Porzig	25%		47.5%	163,473
Darrel J. Pavelka	25%		47.5%	161,771
Jay A. Lentz	25%		47.5%	160,257
Michael J. Massey	25%		47.5%	122,664

(1)	Mr. Rubel was appointed President and Chief Executive Officer of the Company effective July 17, 2005. Under Mr. Rubel’s employment agreement, he is eligible to participate in the 2004-2006 and 2005-2007 long-term performance periods under the ICP. Since those periods had commenced when he was appointed President and CEO, any award payable for those periods is prorated based on the number of days he is employed during the period.

2006 – 2008 Long-Term Cash Incentive Award Performance Goals.  In establishing the performance goals for the 2006-2008 performance period, the CN&G Committee set goals that reflect the Company’s internal, confidential business plan at the time the goals were established. These goals are based on the Company’s three-year return on invested capital (“ROIC”) and EBIT. The target level goals are within ranges the Company has publicly disclosed to date. Accordingly, the Company must maintain a high level of financial performance over the performance period to satisfy the goals.

For the 2006-2008 long-term performance period, the attainment of the threshold goals will result in a payment equal to 50% of the target incentive. The maximum payment for the 2006-2008 performance period is 300% of target (before any adjustment based on total stockholder return). The target percentage of base salary for the CEO is 50% and for other executive officers named in the Summary Compensation Table is 25%. The long-term award is also subject to a positive or negative adjustment of up to 50% based upon the Company’s three-year total stockholder return, as compared to the total stockholder return of the Compensation Comparison Group, which includes the following companies: The Gap, Inc., Limited Brands, Inc., Ross Stores, Inc., The TJX Companies, Inc., Brown Shoe Company, Inc., Footstar, Inc., Genesco, Inc., Shoe Carnival, Inc., The Finish Line, Inc., Foot Locker, Inc., Target Corporation, Dollar General Corporation, Family Dollar Stores, Inc., and Wal-Mart Stores, Inc. The following scale reflects the adjustment that will be made based on the Company’s total stockholder return (actual results are interpolated between these points):

Payless’ Total Stockholder Return
Relative to Peers	Long-Term Cash Incentive Modifier

10th percentile	50% reduction in payout
25th percentile	25% reduction in payout
Median	Full payout
75th percentile	25% increase in payout
90th percentile	50% increase in payout

Equity Incentive Plan Compensation.  The Company may provide long-term incentives through various equity awards including stock options, restricted stock, stock appreciation rights, phantom stock and/or performance units. These equity awards are designed to attract, retain and motivate management employees and relate their compensation directly to the performance of the Company’s Common Stock. The CN&G Committee determines the mix of awards granted to executives. Grants are typically made annually.

The CN&G Committee authorized long-term stock incentive grants under the Payless ShoeSource, Inc. 1996 Stock Incentive Plan, to selected management employees, including the executive officers named in the Summary Compensation table (other than the CEO), on April 7, 2006. These grants included a combination of time-vested and performance-vested stock appreciation rights settled in stock (“SSARs”) and time-vested restricted stock. The time-vested grants will vest in equal installments on May 31 of 2007, 2008 and 2009, and the SSARs have a 7-year term.

SSARs.  The exercise price for SSARs is the average of the Company’s high and low stock price on the grant date. The SSARs were granted with a maximum appreciation cap of 200%; this means that the maximum payout is .6667 shares of Common Stock per SSAR and vested SSARs will automatically exercise if the share price reaches the cap. The SSARs are capped to balance the amount of potential rewards from the grants and related potential dilution and expense. In addition, approximately 1/3 of the total number of SSARs granted in fiscal 2006 would have vested only upon the achievement of a positive same-store sales increase for fiscal 2006. Some or all of the performance SSARs would have vested between the threshold performance goal (>0% same-store sales increase) and the maximum (at least 3% same-store sales increase). The CN&G Committee determined that these criteria were appropriate in light of the Company’s same-store sales results over the prior three-year period. Based upon the Company’s actual same-store sales result for fiscal 2006, the entire performance SSAR grant became eligible for vesting in equal installments on May 31 of 2007, 2008 and 2009, if the employee is continually employed by the Company through those dates.

Restricted Stock.  In allocating long-term equity incentives for the fiscal 2006 grant to the executive officers named in the Summary Compensation Table, the CN&G Committee determined that approximately 80% should be awarded as an appreciation vehicle (SSARs) and the remaining 20% should be awarded as a full-value vehicle (restricted stock). This mix was based primarily on the availability of shares remaining in the 1996 Stock Incentive Plan.

For fiscal 2006, the CN&G Committee also made special discretionary equity awards in the form of SSARs with a 200% appreciation cap to Messrs. Pavelka (12,500 SSARs) and Massey (10,000 SSARs). These discretionary equity awards were granted on March 29, 2007 in recognition for their individual contributions to the Company in fiscal 2006 and will fully vest on May 31, 2010.

Fiscal 2007 Stock Incentive Awards.  On March 29, 2007, the CN&G Committee authorized long-term equity grants under the Payless ShoeSource, Inc. 2006 Stock Incentive Plan for selected management employees. The grants provided to the CEO and other executive officers named in the Summary Compensation Table were comprised of 2/3 in SSARs and 1/3 in restricted stock. The SSARs will vest in equal installments on May 31 of 2008, 2009 and 2010, have a 7-year term, and a maximum appreciation cap of 200%. Some or all of the restricted stock awards may become eligible for ratable vesting over the same 3-year time period, but are contingent on the achievement of specified same-store sales performance goals.

Equity Incentive Grant Dates.  At the CN&G Committee’s March 16, 2006, meeting, it was determined that the 2006 annual equity grants should occur on the date the Company filed its Form 10-K. On April 7, 2006, the Form 10-K was filed and the annual equity grants were made. The CN&G Committee established the grant date(s) for 2007 equity awards at its September 2006 meeting, based upon timing of the Company’s earnings release and other relevant factors, as follows:

Annual 2007 Stock Incentive Grant Date	The date of the late March CN&G Committee meeting (which occurred on March 29, 2007.)
Prorated 2007 Stock Incentive Grant Dates (for new hires and promotions during the period)	The third business day following each quarterly earnings release.

Retirement Benefits.  In November 2006, based on a review of the compensation tally sheets for the CEO and other executive officers named in the Summary Compensation Table and feedback from Mr. Paulin and HayGroup regarding the changing role of defined benefit retirement plans in executive compensation programs, the CN&G Committee engaged Mercer to benchmark the Company’s total executive retirement offerings and to recommend retirement plan design changes, if needed (in addition to plan amendments that may be required to comply with Section 409A of the Code). That project is currently in progress, and did not result in any change to benefits offered to Company executives during 2006.

The following retirement benefits may be available to executive officers named in the Summary Compensation Table, but are contingent upon the executive remaining employed with the Company until age 55 and completing at least five years of service:

•	Benefits under the Payless ShoeSource, Inc. Supplementary Retirement Plan, if the executive is a participant in the Plan;

•	A prorated portion of any annual and long-term incentives awards earned for the performance periods that end in the year the executive retires from the Company; and

•	Unless a shorter period is specified in the applicable grant agreement, extended exercise period for outstanding stock options and SSARs that are vested as of the executive’s retirement date, allowing exercise until the earlier of: (i) the expiration date of the award or (ii) three years following the executive’s retirement.

Currently, the CEO is eligible for three additional retirement benefits: (i) post-retirement life insurance coverage equivalent to annual compensation, as defined by the Payless ShoeSource, Inc. Company Paid Life Insurance Plan, up to $1,000,000; (ii) an executive medical reimbursement plan providing up to $5,000 in benefits per year; (iii) and post-retirement medical coverage.

Other Benefits and Perquisites.  The CEO and other executive officers named in the Summary Compensation Table also participate in Company benefit plans on the same terms as other employees. Among these are welfare plans (health plans, life insurance, short-term disability), paid time off and ancillary benefits. In addition, the Company provides the CEO and other executive officers named in the Summary Compensation Table with perquisites and other personal benefits that the CN&G Committee believes are reasonable and aligned with the Company’s compensation philosophy. The primary benefits provided to these executives include:

•	Company-paid life insurance equal to two times annual compensation as defined by the Plan, up to $1 million of coverage;

•	Company-paid long-term disability coverage for the first $110,000 of annual compensation; the CEO also receives a supplemental long-term disability benefit which covers an additional 50 percent of “base pay” in excess of his “covered pay”;

•	Automobile allowance of $7,000 per year; and

•	Cellular telephone/wireless hand-held device.

Additional benefits provided to the CEO while he is employed by the Company, as specified in his 2005 employment agreement, include:

•	A car service/driver up to four days per week for commuting;

•	A club/automobile allowance of $16,000 (in lieu of the $7,000 automobile allowance provided to other members of Senior Management);

•	Reimbursement of annual income tax preparation expenses up to $2,900;

•	Reimbursement of up to $7,500 per year for Young Presidents Organization membership fees; and

•	Use of company-provided aircraft for personal air travel, limited to $100,000 in accordance with the Company’s standard practice instructions for such use.

All or a portion of the benefits listed above may constitute taxable income to the CEO and other executive officers. The amount of compensation attributable to the benefits described above and included in the Summary Compensation table under Column (i), “All Other Compensation” is determined based upon the Company’s incremental cost (as required by the Securities Exchange Commission).

III. Stock Ownership/Retention Guidelines.

The Company believes it is important for Senior Management to establish and maintain a meaningful equity ownership interest in the Company. To this end, ownership levels and stock transactions for Senior Management members are reviewed twice per year by the Board of Directors to evaluate progress toward the Company’s stock ownership guidelines:

Value of Payless ShoeSource
Shares Owned as
Position	A Multiple of Base Salary

CEO	5.0 Times
President*	3.5 Times
Executive Vice President	2.0 Times
Senior Vice President	1.5 Times
Division Senior Vice President	1.0 Times

*	Since Mr. Rubel is the President and CEO, the stock ownership guidelines for the CEO are applicable to Mr. Rubel.

Senior Management members are expected to attain the guideline stock ownership multiple within seven years of appointment to one of the above positions. The stock ownership requirements are satisfied with:

•	Direct ownership of shares of Company common stock;

•	Shares of Company stock owned in the Company’s employee stock purchase plan;

•	Shares of Company stock equivalents under the Company’s Profit Sharing Plan;

•	Company stock units credited under the Company’s Deferred Compensation 401(k) Mirror Plan;

•	Unvested restricted shares and restricted stock units payable only in shares of the Corporation’s Common Stock granted under the Company’s stock plans (reduced by 40% to represent the executive’s tax liability).

Unvested awards subject to performance conditions and outstanding stock options and stock appreciation rights are not counted toward the ownership requirements. Base Salary means the executive’s base salary at the time he or she is appointed to one of the positions listed above.

Senior Management members are expected to retain all shares of Company stock owned or otherwise acquired until their respective ownership guideline is satisfied. Once the Senior Management member attains the appropriate ownership multiple, he or she is considered to remain in compliance with the guidelines as long as the number of shares held is not reduced below the number at which the ownership threshold was met. Shares of Company stock owned in excess of those required to comply with the ownership guidelines may be traded only during designated window periods. If the ownership guidelines are not satisfied within the specified time period, the executive may not sell shares of Company stock without the written approval of the CEO.

IV. Tax and Accounting Impact of Executive Compensation.

Deductibility of Compensation.  Under Section 162(m) of the Code, public corporations are generally not permitted a federal income tax deduction for compensation in excess of $1,000,000 paid in any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers (determined as of the end of that fiscal year). “Qualifying performance-based compensation,” however, is exempt from Section 162(m), making it deductible for federal income tax purposes if certain requirements are met. It is generally the CN&G Committee’s intention to structure equity grants, stock appreciation rights, performance units and annual and long-term incentives to executive officers who may be subject to Section 162(m) as performance based compensation that satisfies the requirements of Section 162(m). The CN&G Committee, however, may award non-deductible compensation under circumstances as it deems appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, and other uncertainties including but not limited to the Company’s stock price, no assurance can be given, notwithstanding the Company’s stated intentions, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will do so.

Compensation paid to the CEO and other executive officers named in the Summary Compensation Table in fiscal 2006 that may not qualify as performance-based compensation under Section 162(m) of the Code includes: the $500,000 discretionary bonus authorized for Mr. Rubel; $92,308 of Mr. Rubel’s base salary that exceeded the $1 million limit, of which approximately $40,000 was attributed to the additional pay period during 2006 due to the 53-week fiscal year; the long-term cash incentive payment of $434,507 earned by Mr. Rubel under the Incentive Compensation Plan for the 2004-2006 long-term performance period; and $235,063 of compensation provided to Mr. Rubel in fiscal 2006 as set forth in column (i), “All other Compensation” of the Summary Compensation Table. In addition, the inducement grants of restricted stock (214,250 shares) and options (720,000 shares) to Mr. Rubel upon commencement of employment in 2005 were granted outside of the Payless ShoeSource, Inc. 1996 Stock Incentive Plan and will not be deductible under Section 162(m) when and to the extent the restricted stock vests and/or the options are exercised. In addition for 2007, Mr. Rubel’s base salary in excess of $1,000,000 (or $123,500) will not be deductible by the Company for federal income tax purposes.

In developing the Company’s severance program, the CN&G Committee also took into account that some severance payments made after a change of control might not be fully deductible by the Company due to the limitations imposed under Section 280G of the Code.

Accounting for Stock-Based Compensation.  Effective January 29, 2006, grants under the Company’s equity incentive plans are accounted for as required under by SFAS 123(R). Compensation expense for appreciation vehicles is based on the fair market value as of the grant date. Compensation expense for nonvested share grants is based upon the grant date average market price. Beginning in fiscal year 2006, the Company changed its method of determining the fair value of share-based awards from the Black-Scholes model to a binomial model. The binomial model considers a range of assumptions relative to volatility, risk-free interest rates and employee exercise behavior. The Company believes the binomial model provides a fair value that may be more representative of actual and future experience. The CN&G Committee takes into account the financial statement impact of awards when deciding whether to make them.

2006 SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by the CEO and each executive officer named in the Summary Compensation Table (collectively referred to as the “NEOs”), for the fiscal year ended February 3, 2007.

							Change in
							Pension
							Value and
							NonQualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Matthew E. Rubel	2006	1,092,308	500,000	1,474,754	2,163,361	2,284,527	49,657	249.893	7,814,499
CEO and President
Ullrich E. Porzig	2006	395,192	50,000	31,097	167,462	649,248	398,266	13,016	1,704,281
SVP Financial Services & CFO
Darrel J. Pavelka	2006	466,385	23,000	31,097	214,467	740,637	184,621	14,536	1,674,743
SVP Merchandise
Distribution/Planning and
Supply Chain
Jay A. Lentz	2006	383,177	100,000	31,097	179,213	634,729	395,738	13,166	1,737,315
SVP Human Resources
Michael J. Massey	2006	324,442	10,000	31,097	190,964	522,968	45,970	11,864	1,137,305
SVP General Counsel &
Corporate Secretary

(1)	“Salary” includes amounts paid to or deferred by NEOs under the Company’s Deferred Compensation Plan for the fiscal year. The annual base salary for each of the NEOs normally changes on or about May 1 of each year. For 2006, salary reflects a 53 week fiscal year with 27 pay periods, since the Company is on a 52/53 week fiscal year.

(2)	“Bonus” includes the Annual, Lump Sum merit bonus paid to Mr. Pavelka ($23,000) and discretionary cash bonus for Mr. Rubel ($500,000), Mr. Porzig ($50,000), Mr. Lentz ($100,000) and Mr. Massey ($10,000). Bonus also includes amounts deferred (if any) by the respective officer under the Company’s Deferred Compensation Plan.

(3)	Amounts represent the 2006 compensation cost calculated in accordance with FAS 123R, “Share-Based Payment.” Refer to Note 2 to the Notes to Consolidated Financial Statements contained in Item 8 or the Company’s annual report on Form 10-K for fiscal 2006 for a further discussion of stock award valuations. This amount includes the compensation cost associated with awards for services rendered in 2006 regardless of grant award date.

(4)	“Non-Equity Incentive Plan Compensation” reflects the annual and long-term cash incentives paid under the Company’s Incentive Compensation Plan, including any amounts deferred by the particular officer under the Company’s Deferred Compensation Plan. For all NEOs, the long-term performance period is 2004-2006.

(5)	This amount reflects the actuarial present value of the change in benefit for fiscal 2006 under the Company’s Supplementary Retirement Plan. “Earnings” on amounts deferred under the Company’s Deferred Compensation Plan by executives are not included in this column. Amounts deferred by executives earn returns based solely on the actual return of the measurement fund selected by the executive. See Non-Qualified Deferred Compensation for Fiscal 2006 table and Pension Benefits for 2006 table.

(6)	For Mr. Rubel, this column includes premiums paid for life insurance and long-term disability insurance ($5,257); premiums for the executive medical reimbursement plan ($9,350); club/automobile allowance ($16,616), which is slightly greater than the $16,000 annual allowance due to the extra week included in the Company’s 2006 fiscal year as a result of the Company’s 52/53 week accounting method; company-paid driver ($45,514); income for use of company-provided aircraft for personal air ($100,000); the Company’s contribution to his 401(k) account ($3,746); reimbursement of legal fees as provided in his employment agreement ($52,216); and relocation expenses ($17,194). For Mr. Pavelka, this column includes premiums paid for life insurance and long-term disability insurance ($2,744); club/automobile allowance ($6,529); imputed income for use of company-provided aircraft for personal air travel ($723); and the Company’s contribution to his 401(k) account ($4,540). For Mr. Porzig, this column includes premiums paid for life insurance and long-term disability insurance ($2,983); club/automobile allowance ($5,493); and the Company’s contribution to his 401(k) account ($4,540). For Mr. Lentz, this column includes premiums paid for life insurance and long-term disability insurance ($2,982); club/automobile allowance ($5,644); and the Company’s contribution to his 401(k) account ($4,540). For Mr. Massey, this column includes premiums paid for life insurance and long-term disability insurance ($1,952); club/automobile allowance ($5,372); and the Company’s contribution to his 401(k) account ($4,540). The amounts shown for automobile allowance excludes business use of the executive’s automobile, to the extent substantiated by the executive. The amounts shown for personal use of Company provided aircraft represents the incremental cost to the Company of providing such aircraft. For 2006, all Company provided aircraft consisted of chartered flights and therefore the incremental cost to the Company for personal use of company provided aircraft is computed based on the actual costs of the charter. If a passenger is flying for personal use in an otherwise available seat on a flight that is for Company business, calculating the incremental cost is not possible, and the Company has therefore used first class airfare as an estimate.

2006 GRANTS OF PLAN-BASED AWARDS

The following table details all equity-based and non-equity based awards granted to NEO’s during 2006.

											All Other
										All Other	Option
										Stock Awards:	Awards:		Exercise
										Number of	Number of		of Base
				Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities		Price of
			Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying		Option	Grant Date
			Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (1)	Options		Awards (2)	Fair Value
Name	Grant Date		Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)		($/Sh)	($)
(a)	(b)		(b2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)		(k)	(l)

Matthew E.	3/16/2006	(3)		454,750	909,500	1,850,000
Rubel	1/29/2006	(4)	1/26/2006	120,375 (5)	481,500	1,500,000

Ullrich E.	3/16/2006	(3)		95,625	191,250	1,850,000								n/a
Porzig	1/29/2006	(4)	1/26/2006	23,906	95,625	430,313								n/a
	4/7/2006	(6)	3/16/2006				0	—	5,850				22.48	53,395
	4/7/2006		3/16/2006							3,300 (7)				74,154
	4/7/2006		3/16/2006								5,600	(7)	22.48	52,202
	4/7/2006		3/16/2006								13,000	(7)	22.48	118,655

Darrel J.	3/16/2006	(3)		113,950	227,900	1,850,000								n/a
Pavelka	1/29/2006	(4)	1/26/2006	28,488	113,950	512,775								n/a
	4/7/2006	(6)	3/16/2006				0	—	5,850					53,395
	4/7/2006		3/16/2006							3,300 (7)				74,184
	4/7/2006		3/16/2006								5,600	(7)		52,202
	4/7/2006		3/16/2006								20,000	(8)		197,362
	4/7/2006		3/16/2006								13,000	(7)		118,655
Jay A.	3/16/2006	(3)		93,400	186,800	1,850,000								n/a
Lentz	1/29/2006	(4)	1/26/2006	23,350	93,400	420,313								n/a
	4/7/2006	(6)	3/16/2006				0	—	5,850					53,395
	4/7/2006		3/16/2006							3,300 (7)				74,184
	4/7/2006		3/16/2006								5,000	(8)		52,202
	4/7/2006		3/16/2006								5,600	(7)		98,681
	4/7/2006		3/16/2006								13,000	(7)		118,655

Michael J.	3/16/2006	(3)		78,800	157,600	1,850,000								n/a
Massey	1/29/2006	(4)	1/26/2006	19,700	78,800	354,600								n/a
	4/7/2006	(6)	3/16/2006				0	—	5,850					53,395
	4/7/2006		3/16/2006							3,300 (7)				74,184
	4/7/2006		3/16/2006								5,600	(7)		52,202
	4/7/2006		3/16/2006								10,000	(8)		98,681
	4/7/2006		3/16/2006								13,000	(7)		118,655

(1)	Stock awards are eligible for dividends; however, the Company has not historically paid dividends.

(2)	Grant price is the average of the high and low stock price on the date of grant. The closing price of $22.29 was below this amount.

(3)	Annual portion of the incentive under the Company’s Incentive Compensation Plan (ICP) as described in the CD&A.

(4)	Long-term portion of the incentive under the Company’s Incentive Compensation Plan (ICP) as described in the CD&A.

(5)	Threshold long-term incentive award per employment agreement.

(6)	This award of performance stock — settled stock appreciation rights (SARs) was subject to the achievement of specific Company sales objectives. Because the stated sales goal was exceeded in fiscal 2006, the full award will vest in equal increments on May 31, 2007, May 31, 2008, and May 31, 2009.

(7)	Options and SARs vest one-third per year for three years beginning May 31, 2007.

(8)	SARs fully vest after three years on May 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR END

The following table sets forth all outstanding equity-based awards held by each of the NEO’s as of February 3, 2007.

	Option Awards(1)					Stock Awards(2)
			Equity
			Incentive
			Plan
			Awards:			Number	Market Value
	Number of	Number of	Number of			of	of
	Securities	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Unexercised			Stock That	Stock That
	Options	Options	Unearned	Option	Option	Have Not	Have Not
	(#)	(#)	Options	Exercise	Expiration	Vested	Vested(3)
Name	Exercisable	Unexercisable	(#)	Price ($)	Date	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Matthew E. Rubel	120,000	600,000(5)	—	20.65	7/18/2012	214,250(6)	7,490,180

Ullrich E. Porzig	18,125(4)	—	—	15.1667	5/4/2007	—	—
	58,500(4)	—	—	16.0208	3/10/2010	—	—
	6,500(4)	—	—	14.4050	5/23/2013	—	—
	6,600	3,300(7)	—	16.1900	5/28/2014	—	—
	11,334	22,666(8)	—	16.8650	5/31/2012	—	—
	—	13,000(9)	—	22.4800	4/7/2013	—	—
	—	5,600(9)	—	22.4800	4/7/2013	—	—
	—	5,850(10)	—	22.4800	4/7/2013	—	—
	—	—	—	—	—	500(7)	17,480
	—	—	—	—	—	1,333(8)	46,602
	—	—	—	—	—	3,300(9)	115,368

Darrel J. Pavelka	6,500(4)	—	—	14.4050	5/23/2013	—	—
	6,600	3.300(7)	—	16.1900	5/28/2014	—	—
	11,334	22,666(8)	—	16.8650	5/31/2012	—	—
	—	13,000(9)	—	22.4800	4/7/2013	—	—
	—	5,600(9)	—	22.4800	4/7/2013	—	—
	—	5,850(10)	—	22.4800	4/7/2013	—	—
	—	20,000(11)	—	22.4800	4/7/2013	—	—
	—	—	—	—	—	500(7)	17,480
	—	—	—	—	—	1,333(8)	46,602
	—	—	—	—	—	3,300(9)	115,368

Jay A. Lentz	8,400(4)	—	—	16.0208	3/10/2010	—	—
	45,000(4)	—	—	22.9633	5/25/2011	—	—
	6,600	3,300(7)	—	16.1900	5/28/2014	—	—
	11,334	22,666(8)	—	16.8650	5/31/2012	—	—
	—	13,000(9)	—	22.4800	4/7/2013	—	—
	—	5,600(9)	—	22.4800	4/7/2013	—	—
	—	5,850(10)	—	22.4800	4/7/2013	—	—
	—	5,000(11)	—	22.4800	4/7/2013	—	—
	—	—	—	—	—	500(7)	17,480
	—	—	—	—	—	1,333(8)	46,602
	—	—	—	—	—	3,300(9)	115,368

Michael J. Massey	7,899(4)	—	—	16.0833	3/10/2010	—	—
	20,400(4)	—	—	16.0208	5/25/2011	—	—
	6,600	3,300(7)	—	16.1900	5/28/2014	—	—
	11,334	22,666(8)	—	16.8650	5/31/2012	—	—
	—	13,000(9)	—	22.4800	4/7/2013	—	—
	—	5,600(9)	—	22.4800	4/7/2013	—	—
	—	5,850(10)	—	22.4800	4/7/2013	—	—
	—	10,000(11)	—	22.4800	4/7/2013	—	—
	—	—	—	—	—	500(7)	17,480
	—	—	—	—	—	1,333(8)	46,602
	—	—	—	—	—	3,300(9)	115,368

(1)	The following vesting conditions exist for all NEOs except the CEO:

•	On the date of termination for a reason other than retirement, disability or death — outstanding options terminate.
•	Upon retirement — NEO can exercise vested options for up to 3 years after retirement or by the expiration date, if earlier.
•	Upon disability — NEO can exercise vested options for up to 1 year after the disability or by expiration date, if earlier.
•	Upon death — NEOs beneficiary or estate can exercise vested options for up to 3 years after date of death or by the expiration date, if earlier.

For CEO, Matt Rubel, the following conditions exist:

•	On date of termination for cause or by Rubel without good reason — outstanding options terminate.
•	On date of termination without cause or for good reason — unvested options that would have otherwise vested in the 24-month following his termation will vest and become exercisable for 3 years or until the expiration date, if earlier.
•	Upon retirement — Mr. Rubel can exercise vested options for up to 3 years after retirement or by the expiration date, if earlier.
•	Upon disability — Mr. Rubel can exercise vested options for up to 1 year after the disability or expiration date, if earlier.
•	Upon death — Mr. Rubel’s beneficiary or estate can exercise vested options for up to 1 year after the date of death or by the expiration date, if earlier.

(2)	In the event of death or disability, restrictions on Stock Awards will lapse as follows if the NEO has been in continuous employment with the Company between the grant date and the event date and the event occurred at least 1 year after the grant date:

•	Upon death — restrictions lapse on all shares on the date of death.
•	Upon disability — restrictions lapse on all shares on date of disability.

(3)	The closing stock price on the last trading day of the fiscal year (2/2/07) was $34.96.

(4)	Award is fully vested.

(5)	The vesting schedule for the remainder of this award is: 240,000 shares on 7/18/2007; 240,000 shares on 7/18/2008; and 120,000 shares on 7/18/2009.

(6)	Award fully vests on 7/18/2008.

(7)	Award vests 5/31/2007.

(8)	Award vests in equal increments on 5/31/2007 and 5/31/2008.

(9)	Award vests in equal increments on 5/31/2007, 5/31/2008, and 5/31/2009.

(10)	Performance conditions for this award were satisfied on 3/6/2007 and the entire award will vest in equal increments on 5/31/2007, 5/31/2008, and 5/31/2009.

(11)	Award fully vests on 5/31/2009.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2006

The following table summarizes the stock option exercises and stock vesting activity for the NEOs during 2006.

	Option Awards
	Number of Shares			Stock Awards
	Acquired on		Value Realized on	Number of Shares		Value Realized on
	Exercise		Exercise	Acquired on Vesting		Vesting
Name	(#)		($)	(#)		($)(1)
(a)	(b)		(c)	(d)		(e)

Matthew E. Rubel	0		0	0		0
Ullrich E. Porzig	53,125	(2)	712,608	1,667	(3)	41,425
Darrel J. Pavelka	58,500	(4)	591,101	1,667	(3)	41,425
Jay A. Lentz	21,500	(5)	354,172	1,667	(3)	41,425
Michael J. Massey	6,500	(6)	82,135	1,667	(3)	41,425

(1)	Calculated using the average of the high and low stock price on the vesting date multiplied by the number of shares of stock that vested.

(2)	Reflects options exercised that were granted under the 5/14/1997 stock award.

(3)	Reflects vesting of restricted stock granted under the 5/28/2004 and 5/31/2005 stock awards.

(4)	Reflects options exercised under the 3/10/2000 stock award.

(5)	Reflects options exercised under the 3/10/2000 and 5/23/2003 stock award.

(6)	Reflects options exercised under the 5/23/2003 stock award.

PENSION BENEFITS FOR FISCAL 2006

The table below shows the present value of accumulated benefits payable to each NEO, including the number of years of service credited to such NEO, under the Supplementary Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Currently only Messrs. Porzig and Lentz are eligible for benefits under the Plan.

			Present Value of	Payments During
		Number of Years	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	Credited Service(1)	($)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel(2)	Supplementary Retirement Plan	1.6	49,657	0
Ullrich E. Porzig(3)	Supplementary Retirement Plan	22.2	1,508,373	0
Darrel J. Pavelka(3)	Supplementary Retirement Plan	27.0	743,819	0
Jay A. Lentz(3)	Supplementary Retirement Plan	18.8	1,376,485	0
Michael J. Massey(3)	Supplementary Retirement Plan	16.5	147,721	0

(1)	Years of service is calculated based on the number of years of service to the Company including any service with our former parent company, The May Department Stores Company, prior to our spin-off in 1996.

(2)	If termination occurs for good reason or without cause, Mr. Rubel will receive two years of age and service credit under the Supplementary Retirement Plan. If termination occurs without cause or for good reason subsequent to a change of control and Mr. Rubel is at least age 50 but less than age 55, he will receive up to an additional five years of age and service credit under the Supplementary Retirement Plan.

(3)	If termination occurs without cause or for good reason subsequent to a change of control and the NEO is at least age 50 but less than age 55, he will receive up to an additional five years of age credit (to age 55) and service credit (up to 5 years if the service requirements have not been met) under the Supplementary Retirement Plan.

Supplementary Retirement Plan.  The Company does not maintain a broad-based defined benefit retirement plan. The Company does, however, maintain a Supplementary Retirement Plan (the “SRP”) covering a select group of management and highly compensated employees, including the CEO and other executive officers named in the Summary Compensation Table. The SRP is a non-qualified, unfunded, “top-hat” plan.

The purpose of the SRP is to provide a competitive overall compensation package, reward executives for their long-term contributions to the Company and retain such executives until retirement.

Under the SRP, an employee in the select “top-hat” group may be a participant in the SRP by receiving compensation in a calendar year equal to twice the amount of “wages” then subject to the payment of old age, survivor and disability insurance tax. For SRP participants, SRP benefits become payable upon retirement after reaching age 55 and completing at least 5 years of service under the Plan. The benefit payable under the SRP is a single life annuity retirement benefit equal to 2% of the average of the highest three out of the last five fiscal years of total annual salary and cash incentives, multiplied by the employee’s years of service with the Company (up to a maximum of 25 years). This retirement benefit is reduced by (i) primary Social Security benefits, (ii) benefits provided by the Company under the Company’s profit sharing plan, (iii) benefits under retirement plans operated by Federated Retail Holdings, Inc., which was formerly The May Department Stores Company (“May”) (which is the Company’s former parent company) that may be payable to the executive (since the executive would receive benefits under that plan as a former employee of May and (iv) if appropriate, amounts to reflect early retirement.

The SRP provides for a minimum annual benefit that is determined by first calculating the Participant’s benefit under the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan and/or May retirement plans as if the Code did not limit (a) the benefits payable under May’s retirement plans or (b) either company’s matching contributions to its Profit Sharing Plan. The annual minimum benefit is the difference between the benefits so determined and the benefits actually payable from both plans. In addition, in the event of a “Change of Control” of the Company, the SRP provides that vesting will be accelerated in limited circumstances and that benefits will become non-forfeitable. See the discussion under the “Potential Payments Upon Termination or Change of Control.”

401(k) Profit Sharing Plan.  The Company’s CEO and other executive officers named in the Summary Compensation Table are permitted to participate in the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan, which is a tax-qualified plan. Participants (including executives) may make voluntary contributions to the 401(k) Plan on a before-tax and/or after-tax basis. Contributions made by the Company to the 401(k) Plan are related to the Company’s performance for that year. Subject to the Company’s discretion, the Company expects to contribute an aggregate of 2.5% of its “net profits” (as defined in the 401(k) Plan) to the 401(k) Plan and the profit sharing plan for Puerto Rico associates each year. Beginning with the 2006 plan year, however, the Company will contribute a minimum guaranteed Company Matching contribution equal $.25 for each $1.00 a plan participant contributes to the 401(k) Plan, up to 5% of the participant’s compensation, subject to the applicable legal limits. Participants are permitted to direct that any Company contribution and/or participant contribution made to their account under the 401(k) Plan be invested in one of several investment funds, including a Payless Common Stock fund.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2006

Pursuant to the Company’s Deferred Compensation 401(k) Mirror Plan, eligible executives including the NEOs are permitted to defer a portion of their income, including salary and bonus. An executive may defer up to 75% of their base salary and up to 100% of their annual and/or long-term cash incentives for the fiscal year.

The Deferred Compensation Plan offers a diverse group of investment funds that the executive may select to measure the performance of the amount deferred. The measurement funds currently are: Evergreen Institutional Money, Market Fund, American Funds Insurance Series Growth Fund — Class 2, DWS Eq 500 Index VIP — Class A, Delaware VIP Value Series, Neuberger Berman Advisers Management Trust Mid Cap Growth (Class I), Fidelity VIP Mid Cap Service Class, AllianceBernstein Small/Mid Cap Value Class A, Baron Capital Asset Fund: Insurance Shares, Delaware VIP Small Cap Value Series, Lincoln VIP International Fund, Delaware VIP Diversified Income Series, Delaware VIP High Yield Series, Lincoln VIP Global Asset Allocation Fund, and Payless ShoeSource, Inc. Common Stock Fund. Investment gains/losses are attributed to each executive’s account based on the actual performance of the investments selected.

The table below shows the contributions, earnings, and withdrawals by each of the NEOs for fiscal 2006.

	Executive		Aggregate
	Contributions in	Aggregate Earnings	Withdrawals /	Aggregate Balance
	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Matthew E. Rubel	0	0	0	0
Ullrich E. Porzig	0	85,652	0	947,570
Darrel J. Pavelka	165,431 (1)	82,317	0	495,551
Jay A. Lentz	0	38,355	85,474	275,542
Michael J. Massey	0	0	0	0

(1) Includes $70,487 of Mr. Pavelka’s 2005 Annual Incentive Payment paid in 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements.  The CEO and each executive officer named in the Summary Compensation Table has an individual employment agreement with the Company that automatically renews, unless terminated by advance notice. Each of those agreements provides that the executive is entitled to receive salary, has the ability to earn annual and long-term incentive awards under the Incentive Compensation Plan, and may receive equity grants and other benefits generally available to the Company’s Senior Management. In addition, each of the agreements stipulates a period of non-competition and non-solicitation as follows: (1) for the CEO a period of 24 months following termination of employment, and (2) for each other officer named in the Summary Compensation Table the longer of (i) the term remaining under the employment agreement at the time of termination, or (ii) 12 months.

In addition, each agreement provides that in the event of termination by reason of death, disability, for cause or voluntarily by executive, executive’s base salary and benefits will cease. If executive, other than the CEO is terminated without cause, then the executive will be entitled to continue to receive compensation from the Company through the end of the contract term. This compensation payment will be calculated and determined to be the higher of the executive’s basic compensation as of the date of the executive’s agreement or the executive’s compensation on the date of termination. Executive will also be entitled to receive a portion of any incentive compensation that may be payable under the terms of the Company’s Incentive Compensation Plan. For the CEO, if the CEO is terminated without cause or terminates for good reason, then he will be entitled to: (a) a severance payment equal to two times salary and target annual bonus, paid ratably over a 24-month period following termination; (b) accelerated vesting of unvested stock options that would have otherwise vested during the 24-month period following termination and any unvested portion of the restricted stock granted as a hiring inducement; (c) continued participation in the Company’s medical, dental and other health insurance during the 24-month period following termination; (d) two additional years of plan service and age credit under the Supplementary Retirement Plan; and (e) a $15,000 allowance for reasonable outplacement expenses.

Change of Control Agreements.  The Company has entered into Change of Control agreements with each of the officers named in the Summary Compensation Table. These Change of Control agreements generally provide for the terms of employment after a change of control (generally superseding the terms of the employment agreement) and for benefits if he or she terminates employment for “good reason” or is involuntarily terminated other than for death, or disability within three years after a “Change of Control.” Good reason includes a good faith determination by the executive that their position, title, duties or responsibilities have been diminished or are inconsistent with what they were prior to the change of control, a relocation, a termination by the executive within twelve months after a “Potential Change of Control” or a termination by the executive within 30 days after the first anniversary of a Change of Control. For this purpose, a Change of Control includes any of the following events:

•	Any “person,” as defined in the Exchange Act, acquires 20% or more of the Company’s common stock or voting securities;

•	A majority of the Company’s Directors are replaced and not approved by the “Incumbent Board”;

•	Consummation of certain mergers “(e.g., a merger after which the Company’s pre-merger voting shares represent less than 50% of the voting shares of the combined entity)”, or a sale of all or substantially all of the Company’s assets; or

•	Approval by stockholders of a liquidation of the Company.

Upon a covered termination of employment, the agreements provide that the executive will receive a lump sum payment equal to the aggregate of: (1) three times the sum of (a) base salary in effect at termination or, if greater, base salary in effect immediately prior to the Change of Control, plus (b) the highest bonus in previous three years or the bonus paid in the most recently completed fiscal year following a Change of Control, and (2) a cash payment for cancellation of all stock options or stock appreciation rights.

Each Change of Control agreement also provides that the executive will receive:

•	Three years of continued participation in the Company’s welfare benefit plans (or such longer period as is provided in such plan), plus any benefit the executive would receive with an additional five years of age and service credits under the Company’s post retirement programs;

•	If the executive is between 50 and 55, and is terminated within five years of a Change of Control other than for “Cause” or if the executive terminates employment for “good reason,” the executive will be deemed to have satisfied the minimum age and service requirements to participate in the SRP (if the age and service requirements had not otherwise been satisfied); and

•	Outplacement benefits.

The change of control agreements also provide a “tax gross-up” for any “excise” taxes that may be incurred under Section 280G of the Code if payment under the agreement would result in the executive receiving at least 110 percent of the “safe harbor” amount. In the event that any payment does not meet the 110 percent threshold, the payments are reduced so that no excise tax is imposed.

In addition, in the event of a Change of Control under the terms of the respective Company plans:

•	Amounts deferred under the Company’s Deferred Compensation Plan will be distributed to all participants in a lump sum cash payment, subject to certain distribution limits under Section 409A of the Internal Revenue Code;

•	All options and stock appreciation rights outstanding on the date of the Change of Control will become immediately and fully exercisable; and

•	All restrictions on any restricted or phantom stock units will lapse, and such shares and units will become fully vested.

The following tables reflect the estimated compensation payable to the NEOs in the Summary Compensation Table in the event of termination of employment due to retirement, voluntary termination (with and without good reason), death, disability, involuntary termination without cause, and change of control. The amounts assume that such termination was effective on February 3, 2007, and the change of control occurred on such date. The actual amounts to be paid can be determined only at the time of the executive’s actual termination of employment.

				Value of
			Benefit	Vested Stock
			Continuation	& Accelerated
	Cash	Incremental	&	Vesting of
	Severance	Pension	Outplacement	Unvested		Incentive	Tax Gross
Named Executive Officer	Payment(1)	Benefit(2)	Services(3)	Stock		Compensation(4)	Up(5)	Totals
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)

Matthew E. Rubel
• Voluntary termination or for cause						$2,284,527		$2,284,527
• Disability				$7,490,180	(6)	$2,284,527		$9,774,707
• Death				$16,076,180	(7)	$2,284,527		$18,360,707
• Good Reason or without cause	$4,418,452		$26,809	$16,076,180	(8)	$2,284,527		$22,805,968
• Change of Control (COC)				$16,076,180	(9)			$16,076,180
• Termination for good reason or without cause after COC	$10,063,581	$71,923	$318,013			$2,284,527	$6,418,043	$19,156,087
• Disability/Death after COC						$2,284,527		$2,284,527

Ullrich E. Porzig
• Voluntary termination or for cause						$649,248		$649,248
• Disability				$64,082	(6)	$649,248		$1,489,924
• Death				$841,300	(7)	$649,248		$1,490,548
• Good Reason or without cause	$506,813					$649,248		$1,156,061
• Change of Control (COC)				$956,044	(9)			$956,044
• Termination for good reason or without cause after COC	$3,095,244		$117,159			$649,248	$1,544,576	$5,406,227
• Disability/Death after COC						$649,248		$649,248

Darrel J. Pavelka
• Voluntary termination or for cause						$740,637		$740,637
• Disability				$64,082	(6)	$740,637		$804,719
• Death				$1,090,900	(7)	$740,637		$1,831,537
• Good Reason or without cause	$603,935					$740,737		$1,344,572
• Change of Control (COC)				$1,205,644	(9)			$1,205,644
• Termination for good reason or without cause after COC	$3,589,311	$2,806,465	$139,432			$740,637	$1,872,161	$9,148,006
• Disability/Death after COC						$740,637		$740,637

				Value of
			Benefit	Vested Stock
			Continuation	& Accelerated
	Cash	Incremental	&	Vesting of
	Severance	Pension	Outplacement	Unvested		Incentive	Tax Gross
Named Executive Officer	Payment(1)	Benefit(2)	Services(3)	Stock		Compensation(4)	Up(5)	Totals
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)

Jay A. Lentz
• Voluntary termination or for cause						$634,729		$634,729
• Disability				$64,082	(6)	$634,729		$698,811
• Death				$903,076	(7)	$634,729		$1,537,805
• Good Reason or without cause	$495,020					$634,729		$1,129,749
• Change of Control (COC)				$1,018,444	(9)			$1,018,444
• Termination for good reason or without cause after COC	$3,024,987		$139,474			$634,729	$1,564,637	$5,363,827
• Disability/Death after COC						$634,729		$634,729

Michael J. Massey
• Voluntary termination or for cause						$522,968		$522,968
• Disability				$64,082	(6)	$522,968		$587,050
• Death				$965,476	(7)	$522,968		$1,488,444
• Good Reason or without cause	$417,640					$522,968		$940,608
• Change of Control (COC)				$1,080,844	(9)			$1,080,844
• Termination for good reason or without cause after COC	$2,514,504		$101,485			$522,968	$1,305,692	$4,444,649
• Disability/Death after COC						$522,968		$522,968

(1)	For termination with good reason not in connection with Change of Control (“COC”), the cash severance payment for Mr. Rubel is two times the sum of his base salary and target annual bonus for the fiscal year in which his employment is terminated. For all other NEOs, the cash severance payment represents the payment of salary for the remainder of the employment contract term at the current salary level. For termination for good reason or without cause following a COC, the cash severance payment for all NEOs is three times the sum of his salary and highest annual bonus paid to date.

(2)	The amount reflects the increase in incremental pension benefit following a COC resulting from an additional age and service credit for the Supplementary Retirement Plan provided the NEO was at least age 50 at the time of COC, to age 55 and 5 years of service, if not already attained. Mr. Porzig and Mr. Lentz are both retirement eligible and would not receive an additional age and service credit, Mr. Massey has not attained age 50.

(3)	The amount includes thirty-six months of benefit continuation in the Company’s welfare benefit plans and outplacement services.

(4)	Amounts shown include both the annual and long-term incentives earned for the last completed fiscal year.

(5)	Tax Gross Up calculations include the following assumptions: change-in-control stock price of $34.96, AFR of 5.8%, annual volatility of 41%, and represent Income, FICA, and excise tax amounts.

(6)	Amount reflects the value of the acceleration of restricted awards outstanding granted greater than one year ago.

(7)	Amount reflects the value due to the acceleration of all stock options and/or stock-settled stock appreciation rights, and acceleration of restricted awards outstanding granted greater than one year ago.

(8)	Amount reflects the value of all outstanding equity awards that would have vested within twenty-four months following the date of termination.

(9)	Amount reflects the accelerated vesting of all outstanding equity awards upon a COC.

Beneficial Stock Ownership of Directors, Nominees, Executive Officers, and More Than Five Percent Owners

The following table sets forth certain information known to the Company regarding beneficial ownership of the Company Common Stock as of April 4, 2007, (including shares of the Company’s Common Stock held in the Company Profit Sharing Plan account for the executive officers named in the Summary Compensation Table) by (a) each person known by the Company to own beneficially more than 5% of the Company Common Stock, (b) each Director and nominee for election as a Director of Payless, (c) each of the executive officers named in the Summary Compensation Table, and (d) all current Directors, nominees and executive officers as a group. The shares allocated to the accounts of participants named below in the Company’s Profit Sharing Plan constitute less than one percent of the Company Common Stock (see note (4) below).

On April 4, 2007, there were 65,281,408 shares of Common Stock outstanding.

	Shares Beneficially
	Owned as of	Percent
Name	April 3, 2006	of Class

Holders of More than Five Percent of Common Stock
State Street Bank and Trust Company(1)	4,748,599	7.3
Barclays Global Investors, NA(2)	3,684,334	5.6
Goldman Sachs Asset Management, L.P.(3)	3,540,186	5.4

Directors, Nominees and Executive Officers(4)
Daniel Boggan Jr.(5)	—	*
Judith K. Hofer(5)	1,955	*
Howard R. Fricke(5)(6)	21,210	*
Mylle H. Mangum(5)	300	*
John F. McGovern(5)	2,075	*
Robert F. Moran(5)	—
Michael E. Murphy(5)(7)	25,568	*
D. Scott Olivet	1,340
Michael A. Weiss(5)	1,955	*
Robert C. Wheeler(5)	2,418	*
Matthew E. Rubel(8)	362,820	*
Jay A. Lentz(8)	107,913	*
Michael J. Massey(8)	82,850	*
Ullrich E. Porzig(8)(9)	207,098	*
Darrel J. Pavelka(8)(10)(11)	76,052	*
All directors, nominees and Executive officers as a group (15 Persons)(5)(8)(10)	893,554	1.5

*	Less than one percent.

(1)	This information is based on Schedule 13G filed with the SEC on February 12, 2007. The address of State Street Bank and Trust Company is 225 Franklin Street, Boston, MA 02110. State Street Bank and Trust disclaims beneficial ownership of all shares.

(2)	This information is based on Schedule 13G filed with the SEC on January 23, 2007. Includes 2,089,869 shares owned by Barclays Global Investors, NA. and 1,594,455 shares owned by Barclays Global Investment LTD, both of whose address is 45 Freemont Street, San Francisco, California 94105.

(3)	This information is based on Amendment 2 to Schedule 13G filed with the SEC on February 6, 2007. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.

(4)	The Payless profit sharing plans provide for an investment fund which is invested in shares of Payless Common Stock (the “Payless Profit Sharing Plan Common Stock Fund”). As of April 4, 2007, the trusts under the Payless profit sharing plans owned approximately 965,645 shares of Payless Common Stock (approximately 1.5% of the shares of Payless Common Stock outstanding) in the Payless Profit Sharing Plan Common Stock Fund. Shares shown as beneficially owned by the persons referred to in the table include any shares allocated to their accounts under the Payless profit sharing plans.

(5)	Does not include units credited to non-employee Director’s accounts under the Deferred Compensation Plan for Non-Management Directors. As of April 4, 2007, the following Directors had the indicated units credited to their account under the plan: Mr. Boggan — 23,727 units; Mr. Fricke — 33,333 units; Ms. Hofer — 5,422 units; Ms. Mangum — 21,449 units; Mr. McGovern — 18,030 units;

Mr. Moran — 412 units; Mr. Murphy — 4,245 units; Mr. Weiss — 4,088 units; and Mr. Wheeler — 12,371 units. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless common stock.

(6)	Includes 12,000 shares owned by Mr. Fricke’s spouse.

(7)	Includes 3,000 shares held by a limited partnership of which Mr. Murphy and his spouse are the sole general partners.

(8)	Shares shown as beneficially owned include shares subject to options which are presently exercisable or which will become exercisable on or before June 3, 2007 as follows: Matthew E. Rubel — 120,000 shares; Jay A. Lentz — 87,834 shares; Darrel J. Pavelka — 40,934 shares, Ullrich E. Porzig — 99,434 shares; Michael J. Massey — 62,733 shares, and all Directors, nominees and executive officers as a group — 410,935 shares.

(9)	Mr. Porzig’s ownership includes 65,953 shares held by family trusts and 384 owned by his children.

(10)	Does not include units credited to accounts under the Company’s Deferred Compensation Plan. As of April 4, 2007, Mr. Pavelka had 2,638 units credited to his account. At the end of the deferral period, the units will be paid out in an equivalent number of shares of Payless Common Stock.

(11)	Mr. Pavelka’s ownership includes 14,531 shares held in a trust in his spouse’s name.

Audit and Finance Committee Report

The following Report of the Audit and Finance Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this Report by reference therein.

In March 2007, the Audit and Finance Committee (the “Audit Committee”) of the Board of Directors reviewed its charter. The complete text of the charter is available on the Company’s Investor Relations website at www.paylessinfo.com.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the systems of internal control. The Company’s independent registered public accountants have the responsibility for the examination of the Company’s financial statements. On behalf of the Board of Directors, the Audit Committee monitors the Company’s financial reporting processes and systems of internal control, the independence and performance of the independent registered public accountants, and the performance of the internal auditors.

The Audit Committee met 12 times during fiscal 2006. The Audit Committee regularly meets with the Company’s internal auditors, Chief Financial Officer, General Counsel and the Company’s independent registered public accountant each without the presence of Management.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants all annual and quarterly financial statements prior to their issuance. During fiscal 2006, the Audit Committee reviewed significant accounting and disclosure issues with management and Deloitte & Touche LLP (“D&T”). These reviews included discussion with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with D&T matters relating to its independence, including a review of audit and non-audit fees and received a letter from D&T to the Audit Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition, the Audit Committee reviewed initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structures. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

Taking all of these reviews and discussions into account, the Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee believes its membership complies with the requirements of the New York Stock Exchange with respect to independence, financial literacy and financial management expertise, but its members are not professionally engaged in the practice of accounting and are not experts in the fields of accounting or auditing.

The Audit Committee also recommended the reappointment, subject to stockholder approval, of Deloitte & Touche LLP as the Company’s independent registered public accountants for fiscal 2007.

Audit and Finance Committee:

John F. McGovern — Chairman
Daniel Boggan Jr.
Howard R. Fricke
Michael E. Murphy
D. Scott Olivet (since September 2006)
Robert F. Moran (since March 2007)

Principal Accounting Fees and Services

The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “DT”) for the audit of the Company’s annual financial statements for fiscal 2006 and fiscal 2005, and fees billed for audit-related services, tax services and all other services rendered by DT for fiscal 2006 and fiscal 2005.

	Fiscal 2006	Fiscal 2005
	(in thousands)

Audit fees	$1,573	$1,603
Audit-related fees(a)	285	288
Tax fees(b)	—	31
All other fees	—	—
Total audit-related fees & non-audit fees	$1,858	$1,922

(a)	Audit-Related Fees consist of attest and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2006, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2006 ($223) and audits of employee benefit plans for the 2006 plan year ($62). In 2005, this category includes fees related to audits for international subsidiaries and joint ventures for fiscal year 2005 ($236) and audit of employee benefit plans for the 2005 plan year ($52).

(b)	Tax Fees consist of the aggregate fees billed for professional services for expatriate tax return preparation, tax advice and tax planning (domestic and international).

Audit Committee Pre-Approval Policy.  The Audit Committee’s policy on the use of the Company’s independent registered public accountant requires pre-approval of all services. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. All audit related services, tax services and other services were pre-approved by the Audit Committee consistent with its policy. Prior to approving services, the Audit Committee or its designee concluded that the provision of such services by DT was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

PROPOSAL II: RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTANTS FOR FISCAL YEAR 2007

Proposal II on the accompanying proxy card.

The Audit and Finance Committee appointed DT to serve as the Company’s independent registered public accountants for the fiscal year ending February 2, 2008, subject to ratification by the stockholders at the Annual Meeting. DT served as the Company’s independent registered public accountants for fiscal 2006.

A member of the firm of DT will be present at the meeting to make such statements as that firm may desire and to answer appropriate stockholder questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL II, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

RELATED PARTY TRANSACTIONS

General.  The Company has operated under a under a written Code of Ethics (formerly known as the Policy on Business Conduct) for many years. As part of that Code of Ethics, Directors and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

In March 2007, the Board formally adopted a written policy with respect to transactions involving “related parties” to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) a related party has a direct or indirect material interest, and (3) the amount involved exceeds $120,000, but generally does not include a transaction that is not required to be disclosed under Item 404(a) of regulation S-K. A “related party” includes Company Directors and executive officers and their immediate family members, and stockholders owning 5% of more of the Company’s outstanding stock.

Policy.  The CN&G Committee, with the assistance of the Company’s Legal Department, is responsible for reviewing, approving or ratifying all related party transactions. The CN&G Committee intends to approve only those related party transactions that are in, or not inconsistent with, the Company’s and its stockholders’ best interests. In considering any related party transaction, the Committee will consider all relevant facts and circumstances.

Procedures:

•	The related party and/or the Company employee responsible for the transaction must notify the Company’s Legal Department of the transaction and all of the related facts and circumstances.

•	If the Legal Department determines that the transaction is a related party transaction, it will submit the proposed transaction to the CN&G Committee or the Chairman of the CN&G Committee for review.

•	Any Director involved in the transaction will be recused from all discussions and decisions regarding the transaction.

•	The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

•	The CN&G Committee or the Chairman of the CN&G Committee will review the proposed related party transaction and determine whether to approve, terminate or ratify the transaction.

The CN&G Committee (or the Chairman) will consider all of the relevant available facts and circumstances, including but not limited to: (a) the benefits to the Company; (b) the impact on a Director’s independence — if the related party is a Director, a Director’s immediate family member or an entity in which a Director is a partner, shareholder or executive officer; (c) the availability of other sources for comparable products or services; (d) the terms of the transaction; and (e) the terms available to unrelated third parties or to employees generally. No member of the CN&G Committee may participate in any review, consideration or approval of a related party transaction if such member or his or her immediate family member is the related party.

The Company began a relationship with Celadon Group, Inc. (“Celadon”) in 2002. Mr. Rubel became CEO and President of the Company in 2005. Mr. Rubel’s father-in-law, Stephen Russell, is Chairman of the Board and Chief Executive Officer of Celadon. Pursuant to a competitive bid process, during 2006 Celadon won the right to be the primary carrier on two of the Company’s transportation lanes. These lanes account for less than two percent of the Company’s outbound linehaul budget. The Company regularly competitively bids its linehaul routes and as a result, Celadon could gain or lose routes based upon its bids.

In June 2006, the Company entered into a Marketing and License Agreement with Ballet Theatre Foundation, Inc., a nonprofit organization, to use the American Ballet Theatre and ABT marks in connection with development, manufacture, marketing, promotion, distribution, and sale of certain dance footwear. Mr. Rubel became a Trustee of Ballet Theatre Foundation, Inc., in January 2007.

PROPOSAL III: APPROVE THE AMENDMENTS TO AND RESTATEMENT OF THE
2006 PAYLESS SHOESOURCE, INC. STOCK INCENTIVE PLAN

Proposal III on the accompanying proxy card.

The Payless ShoeSource, Inc. 2006 Stock Incentive Plan (the “SIP”) was approved by the Company’s stockholders at the 2006 Annual Meeting. The Company is seeking stockholder approval of amendments to the SIP that (i) increase the number of shares of the Company’s Common Stock, par value $0.01 (“Stock”) covered (authorized) by the SIP, (ii) increase the number of shares of Stock that may be awarded to a single individual during a Plan Year under the SIP, (iii) change the definition of “fair market value” from the average of the high and low Stock price for a day to the closing price of the Stock for that day; (iv) modify the adjustment mechanism upon a change in capital structure (such as a stock split, dividend declaration, merger, etc.), (v) permit the grant of equity based awards that satisfy the requirements under Section 162(m) of the Code applicable to performance-based compensation (permitting the Company to take a federal income tax deduction in connection with the payment of such awards), and (vi) make other non-material administrative adjustments. The following summary of the amended and restated SIP is subject to the complete terms of the SIP, a copy of which is attached hereto as Appendix A. Capitalized terms used in the summary that are not defined have the meaning set forth in the SIP.

General.  The purpose of the SIP is to promote the interests of the Company and its stockholders by (i) attracting and retaining highly qualified individuals; (ii) motivating such individuals by providing incentive compensation; and (iii) aligning the interests of such individuals with the interests of the Company and its stockholders. The SIP provides for grants of equity based Awards to Participants.

Eligible Participants.  Employees of the Company and its subsidiaries who are designated by the Compensation, Nominating & Governance Committee of the Board (the “CN&G Committee”), from time to time, are eligible to participate in the SIP.

Shares Subject to SIP; Maximum Award.  The maximum number of shares of Stock that may be awarded under the SIP is 4.3 million (currently 2.5 million), subject to adjustment under the terms of the SIP (the “Maximum Limit”). The maximum number of shares that may be issued under the SIP pursuant to Incentive Stock Options is 2.0 million. The total number of shares of Stock that may be covered by awards made to an individual Participant during a calendar year is (i) 500,000 shares as Appreciation Value Vehicle Awards; (ii) 500,000 shares as Full Value Vehicle Awards; and/or (iii) 500,000 shares as Other Award Vehicles. However, the total aggregate number of shares of Stock that may be covered by Appreciation Value Vehicle Awards, Full Value Vehicle Awards and Other Award Vehicles that may be granted to an individual Participant during a calendar year is 500,000 shares of Stock. Currently, the total number of shares of Stock that may be covered by Appreciation Full Value Vehicle Awards to any one individual participant during a calendar year is 250,000 and 100,000 respectively. Currently there is no aggregate limit for Awards of Appreciation, Full Value Vehicle Awards and Other Award Vehicles made to any one participant in a calendar year. For purposes of calculating the maximum aggregate number of Awards that may be granted during a calendar year, shares of Stock are counted based upon the appropriate reserve under the Plan for the respective Award (discussed below).

Based on the closing market price of the Company’s Stock on April 4, 2007, of $33.94 per share, if approved as amended and restated, the Company could grant an additional $61,092,000 of Stock. The aggregate amount of Stock which could be granted under the SIP as amended and restated is $145,942,000, these amounts do not include any shares that may become available as a result of forfeitures and other additions from the Company’s 1996 Stock Incentive Plan.

To prevent the number of shares issued under the SIP from exceeding the Maximum Limit (currently 2.5 million shares), a specified number of shares are “reserved” against (reduce) the Maximum Limit for each Award granted to Participants. The number of shares reserved against the Maximum Limit depends on the type of Award and the number of shares granted under that Award. Specifically, the number of shares reserved against the Maximum Limit for each type of Award is as follows:

Full Value Award Vehicles.  The greater of (i) one share for each Full Value Award Vehicle or (ii) the maximum number of shares that may be issued pursuant to each Award.

Appreciation Value Award Vehicle (other than Stock Settled Stock Appreciation Rights).  The number of shares calculated based on the ratio set forth in the Exchange Ratio Table below (i.e., the number of shares granted under the Award multiplied by the applicable ratio below; the applicable ratio is based on the length of the grant term).

EXCHANGE RATIO TABLE

Term of Grant	5 Year	6 Year	7 Year

Appreciation Value Vehicle Awards (other than SSARs)	.549	.598	.641

Stock Settled Stock Appreciation Rights (“SSAR”).  The lesser of (i) one share for each SSAR granted under the Award or (ii) the maximum number of shares that may be issued upon exercise of the SSAR.

Other Awards.  The maximum number of shares that are authorized to be issued pursuant to such Other Award Vehicle.

Upon exercise of each Award, there is a true-up to determine the number of shares actually issued under the SIP, which will reduce the Maximum Limit. Specifically, all shares of Stock reserved for an Award are released (credited back to the Maximum Limit), and the Maximum Limit is then reduced by the following:

Full Value Awards, SSARs and Other Awards.  The number of shares actually issued pursuant to the Award.

Appreciation Value Awards (other than SSARs).  The number of shares calculated based on the ratio set forth in the Exchange Ratio Table (above) multiplied by the number of equity interests covered by the Award.

The following example will illustrate how the grant of a SSAR with a 200% appreciation cap and an option each with a seven year term and with respect of 100 shares of Stock assuming the Stock prices has increased 100% upon exercise would be treated under the SIP. Upon grant of the option, 64.1 (100*.641) shares of Stock would be reserved. Upon grant of the SSAR, 66.67 (100*.6667) shares of Stock would be reserved. Upon exercise of the option, no shares would be credited back and available for grant. Upon exercise of the SSAR, 16.67 (66.67-50) shares of Stock would be credit back to increase the Maximum Limit. Only 0.5 shares is required for settlement of each SSAR because the stock price has doubled.

Awards payable entirely in cash do not reduce the Maximum Limit. Shares of Stock covered by an unexercised, terminated or forfeited portion of an Award that did not result in the delivery of Stock are released and added back to the Maximum Limit. Stock based Awards that were granted under the Company’s 1996 Stock Incentive Plan that are cancelled, terminated or expire, in whole or in part, after April 30, 2006 without being exercised or redeemed in full, or which are reacquired by the Company prior to issuance without restriction to the holder of such Award, will increase the Maximum Limit and will be available for issuance under the SIP in accordance with the following formula: Full Value Award Vehicles increase the Maximum Limit on a ratio of 1:1, and Appreciation Value Vehicle Awards (including SSARs) increase the Maximum Limit by 1/3 for each share of Stock covered by an Appreciation Value Award Vehicle.

The term of an Award will not exceed seven years. No Awards may be granted after May 25, 2016, the tenth anniversary of the date the SIP was first approved by the Company’s stockholders.

Types of Awards.  The following Awards may be granted under the SIP: (i) Non-Qualified Stock Options, (ii) Incentive Stock Options, (iii) appreciation rights, (iv) Stock Awards, including but not limited to restricted and unrestricted Stock Awards, (v) Stock equivalent units, (vi) performance units, and (vii) performance compensation Awards.

General Terms of Appreciation Value Awards.  An Appreciation Value Award is an Award that is structured to correlate the realization of gains based upon the absolute Stock price appreciation. These Awards include Options, cash-settled stock appreciation rights and SSARs. All Appreciation Value Awards have the following terms:

Strike or Exercise.  The strike or exercise price for each Award is determined by the CN&G Committee and specified in the Participant’s Award Agreement. The strike or exercise price may not be less than (it may be greater) the Fair Market Value of a share of Stock on the date of grant. Currently, Fair Market Value is defined as the average of the high and low price of a share of Stock. If the SIP amendments are approved, Fair Market Value subsequent to the date of approval will be defined as the closing price of a share of Stock on the date of grant.

Exercisability.  Each Award will be exercisable at such time and upon such terms and conditions as may be determined by the CN&G Committee. In no event, however, will an Award be exercisable more than seven years after the date of grant.

Stock Options.  Options granted under the SIP may be Non-qualified Stock Options or Incentive Stock Options within the meaning of Section 422 of the Code. Options may be granted independently or in tandem with SARs or other Stock based Awards determined by the CN&G Committee and specified in the Participant’s Award Agreement. Stock Options will be subject to any other terms and conditions determined by the CN&G Committee and specified in the Participant’s Award Agreement. Payment in full for all shares of Stock purchased upon exercise of an Option must be made at the time of exercise in cash, personal check (subject to collection), bank draft, in shares of Stock held for at least six months or such other method as the CN&G Committee may determine from time to time. The CN&G Committee may permit a Participant to elect to have a portion of the shares of Stock deliverable upon exercise of the Option withheld to provide for payment of applicable federal, state or local withholding taxes. Otherwise, withholding taxes will be payable in cash by the Participant at the time of exercise.

Stock Appreciation Rights.  A Stock Appreciation Right (“SAR”) entitles a Participant to receive an amount that is determined based on any increase in the value of Stock after the date of grant. The amount payable is equal to the difference between the exercise price (typically the Fair Market Value of a share of Stock on the grant date) and the Fair Market Value of a share of Stock on the date the SAR is exercised. The amount may be paid in cash, Stock or a combination of cash and Stock. SARs may be granted independently or in tandem with Stock Options or other Stock based Awards. A SAR is subject to any terms and conditions determined by the CN&G Committee and specified in the Participant’s Award Agreement.

Other Equity-Based Awards.  The CN&G Committee may grant Awards for shares of unrestricted Stock, restricted Stock, and Awards that are valued in whole or in part by reference to the Fair Market Value of such shares. The terms and conditions of these other equity-based Awards may be established by the CN&G Committee, and such Awards may be granted in a manner intended to result in a deduction by the Company under section 162(m) of the Code (“Performance-Based Awards”).

Any Performance-Based Awards will be subject to the following additional terms and conditions:

Performance Goals.  A Participant’s Performance-Based Award will be determined based on the attainment of written Performance Goals approved by the CN&G Committee for a Performance Period established by the CN&G Committee: (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days after the commencement of the Performance Period to which the Performance Goal relates or, if less, the number of days that is equal to 25% of the relevant Performance Period.

The Performance Goals, which must be objective, will be based on one or more of the following criteria selected by the CN&G Committee to measure individual Participant, Company or one or more operating units, groups or any subsidiary performance for a Performance Period, whether in absolute or relative terms: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on assets or net assets; return on total assets; return on capital; return on investment; return on invested capital; return on sales; revenues; sales; store for store sales; net or gross sales; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin; operating margin or profit margin; market share; economic value added; expense reduction levels; cost of capital; change in assets; Stock price; total stockholder return; capital expenditures; debt; debt reduction; working capital, completion of acquisitions; business expansion; product diversification; productivity; new or expanded market penetration and other financial and non-financial operating and management performance objectives.

For any Performance Period, the Performance Measures may be determined on an absolute basis or may be relative to (i) internal goals, (ii) levels attained in a year or years prior to the Performance Period, (iii) other companies or indices, or (iv) as ratios expressing relationships between two or more Performance Measures. For any Performance Period, the CN&G Committee will provide how any Performance Measure will be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the CN&G Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or Stock dividends, or Stock splits or combinations. Each such measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Other Performance Measures may be used by the CN&G Committee in its sole discretion, except that the performance measures set forth above shall be used if the compensation under the Award (other than an Option) is intended to qualify as performance based under Section 162(m) of the Code.

Payment of Award.  The CN&G Committee determines whether the applicable Performance Goals have been satisfied. If the Performance Goals are satisfied, the CN&G Committee determines and/or certifies the amount of the Award. At the CN&G Committee’s discretion, the amount of the Performance-Compensation Award actually paid may be less than the amount determined by the applicable Performance Goal formula but not more. The amount payable in respect of an Award is payable at the time(s) determined by the CN&G Committee, in its sole discretion, after the end of such Performance Period.

Transferability.  Awards under the SIP are generally not transferable. Upon a Participant’s death, however, the Award may be transferred to the Participant’s designated beneficiary, or pursuant to the Participant’s will or according to the laws of descent or distribution.

Administration.  The CN&G Committee, in its sole discretion, selects Participants and the number of Options or other types of Awards granted to each Participant. The CN&G Committee has the authority to determine the terms and conditions of Awards, to administer and interpret the SIP, and to prescribe, amend and rescind rules relating to the SIP. Members of the CN&G Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and “outside directors” within the meaning of section 162(m) of the Code.

Changes in Capital and Other Events.  In the event of any change in the outstanding shares of Stock by reason of a Stock or extraordinary dividend greater than 10% of the Stock price, Stock split or reverse Stock split, recapitalization, merger or consolidation, reorganization, combination, exchange or reclassification of shares, spin-off or other similar corporate changes, the CN&G Committee will adjust the number of shares covered by the Plan and any outstanding Award, the price or exercise price of each share covered by an Award and/or the terms of outstanding Awards to avoid dilution or enlargement of the Award. In the event of a “Change of Control” (as defined in the SIP), the CN&G Committee may, in its sole discretion, (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made and/or extend the time during which an Award may be exercised following a Participant’s termination of employment, (ii) offer to purchase any outstanding Award from the holder for its equivalent cash value, as determined by the CN&G Committee, as of the date of the Change of Control, or (iii) make adjustments or modifications to outstanding Awards as the CN&G Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

Amendments.  The SIP may be amended by the Board of Directors or the CN&G Committee, except that, without the approval of the Company’s stockholders, the Board may not, except upon a change in capital or other event described under “Changes in Capital and Other Events” above: (i) increase the total number of shares reserved or change the maximum number of shares that may be covered by any Award granted to any Participant, or (ii) decrease the exercise price of any Award, or (iii) make any other amendments to the SIP or Award agreement that would require stockholder approval under the General Corporation Law of the State of Delaware, New York Stock Exchange Rules or such other rules as may govern the trading or quotation of the Corporation’s Stock, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code. With respect to Participants who reside outside of the U.S. and who are not expected to be “Covered Employees” (as defined in section 162(m) of the Code), the CN&G Committee may, in its sole discretion, amend the terms of the SIP or Awards granted thereunder in order to conform such terms to the requirements of local law.

Effectiveness.  The SIP first became effective on May 25, 2006, after being approved by the Company’s stockholders. The amended and restated SIP will become effective upon approval by the Company’s stockholders. If not approved as amended and restated, the SIP will remain in effect as initially approved.

Federal Income Tax Consequences.  The following is a brief discussion of certain federal income tax consequences applicable to options and SARs. It is not intended to be a complete description of all possible tax consequences with respect to Awards granted under the SIP.

Non-Qualified Stock Option.  A Participant who is granted a non-qualified Option will not recognize income at the time the Option is granted. Upon exercise of the Option, however, the difference between the fair market value of the shares acquired on the date of exercise and the Option price will be treated as ordinary income to the Participant, and the Company will generally be entitled to deduction for income tax purposes in an amount measured by the amount of ordinary income recognized by the Participant. The Participant will have a basis in the shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those shares on the exercise date, and the Participant’s holding period of the shares received will commence on the day following the date of exercise. Upon a subsequent sale of such shares, the Participant will recognize a short-term or long-term capital gain or loss, depending upon his or her holding period for such shares.

Incentive Stock Options.  A Participant who is granted an Incentive Stock Option satisfying the requirements of Section 422 of the Code will not recognize income at the time the Option is granted or exercised. The excess of the fair market value of the Stock on the date of exercise over the Option price is, however, included in determining the Participant’s alternative minimum tax for the year of exercise. If the Participant does not dispose of shares received upon exercise of the Option for one year after exercise or two years after grant of the Option (the “Holding Period”) (*whichever is longer), upon the disposition of such shares the Participant will recognize a long-term capital gain or loss based on the difference between the Option exercise price and the fair market value of shares on the date of disposition. In such event, the Company is not entitled to a deduction for income tax purposes in connection with the exercise of the Option. If the Participant disposes of the shares received upon exercise of the Incentive Stock Option without satisfying the Holding Period requirement, the Participant must generally recognize ordinary income equal to the lesser of: (i) the fair market value of the shares at the date of exercise of the Option over the exercise price; or (ii) the amount realized upon the disposition of such shares over the Option exercise price. Any further appreciation, if any, is taxed as a short-term or long-term capital gain, depending on the Participant’s holding period. In such event, the Company would be entitled to a deduction for income tax purposes in an amount measured by the amount of ordinary income taxable to the Participant.

Stock Appreciation Rights.  No income will be recognized by a Participant upon grant of a SAR, but upon exercise of a SAR, the Participant will recognize ordinary income in the amount of the aggregate cash or the market value of any Share received. The Company will be entitled to a deduction for income tax purposes in the amount of such taxable income recognized by the Participant. If shares are received, the Participant’s basis will be equal to the fair market value on date of exercise, and the holding period will commence on the day following the exercise date.

Section 162(m) of the Code.  If the amendment and restatement of the SIP is approved by stockholders, income recognized by Participants in connection with certain stock-based awards that are conditioned on satisfying pre-determined performance goals would be tax deductible to the Company as “qualified performance-based compensation,” as defined in the regulations interpreting Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility of compensation in excess of $1 million paid by a publicly traded corporation to certain “covered employees,” unless the compensation is qualified performance-based compensation. Stock options and SARs granted under the SIP generally will satisfy this requirement, but other stock-based awards will not unless conditioned on the achievement of performance targets established using performance measures under a stockholder-approved plan. Notwithstanding the adoption of the SIP and its submission to stockholders, the Company reserves the right to pay its employees, including Participants in the SIP, amounts which may or may not be deductible under 162(m) or other provisions of the Code.

Plan Benefits.  The following table sets forth (i) the 2007 annual equity grants and (ii) discretionary equity grants that were awarded in 2007 as recognition for individual performance to each of the following individuals under the SIP. However, as described above, Stock options and other Awards under the SIP are granted at the discretion of the CN&G Committee of the Board and the actual number of Awards that may be granted in 2007 cannot be determined.

	Restricted
Name and Position	Stock	SSARs(1)

Matthew E. Rubel
CEO and President	28,570	136,049
Darrel J. Pavelka
SVP Merchandise Distribution/Planning and Supply Chain	2,175	22,900
Ullrich E. Porzig
SVP Financial Services & CFO	2,175	10,400
Jay A. Lentz
SVP Human Resources	2,175	10,400
Michael J. Massey
SVP General Counsel and Corporate Secretary	2,175	20,400
Executive Group	144,749	92,670
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	83,460	470,375

(1)	SSARs are capped at a maximum appreciation of 200% of the stock price on the grant date.

In addition to the Awards set forth above, the CN&G Committee is considering certain grants to the CEO and certain officers including those named in the Summary Compensation Table that would be made shortly after the Annual Meeting of Stockholders. The grants under consideration by the CN&G Committee comprise performance share units (“PSUs”) and restricted stock. The PSUs are anticipated to be granted to the CEO and other members of the Senior Management Committee. The restricted stock would be granted only to our CEO and would vest on May 31, 2010, if he is still employed with the Company at that time. Depending on the Company’s achievement of specified price targets, the PSUs could pay out between 0% to 150% of the shares represented by the PSUs at target. The aggregate number of shares covered by such grants of PSUs and restricted stock is not anticipated to exceed approximately 500,000 shares, with a grant date fair value which is not expected to exceed approximately $8.9 million assuming a Stock price of $34 per share. Payment of shares under the PSUs would be conditioned both on the executive’s continued employment through the payment date, which is expected to be May 31, 2010, and the achievement by the Company’s stock of the prescribed price hurdles, except that a prorated payout may be made if the executive terminates due to retirement.

The following table summarizes information with respect to the Company’s equity compensation plans at February 3, 2007:

			(c)
			Number of Securities
			Remaining Available
	(a)	(b)	for Future Issuance
	Number of Securities to be	Weighted-Average	Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in Column (a)
	(in thousands, except per share amount)

Equity compensation plan approved by security holders:
SIP	115	$27.73	2,455
Payless ShoeSource, Inc. 1996 Stock Incentive Plan	3,391	$19.00	0
Restricted Stock Plan for Non-Management Directors			333
Equity compensation plans not approved by security holders	720	$20.65	0

(1)	These amounts do not include up to 5,495 thousand shares that may be purchased under the Payless Stock Ownership Plan or 269 shares of restricted stock under the SIP or the Restricted Stock Plan for Non-Management Directors.

The affirmative vote of holders of a majority of shares represented and entitled to vote at the meeting will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted in determining whether this proposal is approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL III, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL IV: APPROVE THE AMENDMENTS TO AND RESTATEMENT OF THE
PAYLESS SHOESOURCE, INC. INCENTIVE COMPENSATION PLAN

Proposal IV on the accompanying proxy card.

The Payless ShoeSource, Inc. Incentive Compensation Plan as amended and restated (the “Incentive Plan”) is a performance-based incentive plan for officers and other key employees of the Company and its subsidiaries. The Incentive Plan provides opportunities for designated officers and other key employees to earn awards if the Company achieves specified Performance Goals. The Incentive Plan was approved by the stockholders and became effective on February 3, 2002. The Incentive Plan is intended to comply with the performance-based compensation standards established under Section 162(m) of the Code, so any award payable to Covered Employees under the Incentive Plan will be deductible to the Company for federal income tax purposes. Notwithstanding the adoption of the Amended Incentive Plan and its submission to stockholders, the Company reserves the right to pay its employees, including participants in the Incentive Plan, amounts which may or may not be deductible under Section 162(m) or other provisions of the Code.

The Company’s general compensation philosophy is that its compensation programs should (1) attract, retain and motivate highly qualified executives, (2) be competitive with comparable employers, (3) align the executive’s compensation with the Company’s objectives as measured against established goals, and (4) be related to the value created for stockholders.

Proposal IV seeks stockholder approval of the Incentive Plan and the Performance Goals thereunder. To preserve the tax deductibility of Awards payable to Covered Employees under the Incentive Plan, Section 162(m) of the Code requires the stockholders initially approve the material terms of the Incentive Plan’s Performance Goals, and subsequently approve the Performance Goals at least every five years or upon a material change in the Performance Goals. If approved, the material terms of the Performance Goals are intended to be in force for the next five years unless, where required, prior stockholder approval is obtained to amend these terms. A summary of the Incentive Plan’s primary features is contained below, but that summary is qualified in its entirety by the complete text of the Incentive Plan, which is attached to this proxy statement as Appendix B. Any capitalized terms used but not defined in this summary have the meaning contained in the Incentive Plan.

     Summary of the Incentive Plan’s Primary Features.

General.  The Incentive Plan provides both Annual Awards and Long-Term Awards that are based on actual results as compared to pre-established financial Performance Measures. Awards under the Incentive Plan will be paid in cash. For fiscal 2007, the Annual Award will be based on the Company’s performance with respect to earnings before interest and taxes (“EBIT”). Generally, each Long-Term Plan Period consists of three consecutive fiscal years. Long-Term Plan Periods generally operate concurrently (that is, a new Plan Period commences annually). For the fiscal 2007-2009 Long-Term Plan Period, the Long-Term Award will be based upon a combination of the Company’s performance with respect to return on net assets (“RONA”) and EBIT over the Long-Term Plan Period. In addition, the Long-Term Award is subject to adjustment based upon the Company’s total stockholder return over the Long-Term Plan Period. The Incentive Plan is administered by the Compensation, Nominating and Governance Committee of the Board of Directors (the “Committee”), whose members are “outside directors” under Section 162(m) of the Code.

Participants.  The Committee has the sole discretion to designate Eligible Employees as Participants in the Incentive Plan for a particular Annual and/or Long-Term Plan Period. For the fiscal 2007 Annual Period and the 2007-2009 Long-Term Plan Period, the CEO and other members of Senior Management will be eligible to receive Annual Awards under the Incentive Plan.

Annual Awards.  Within 90 days after commencement of each Plan Year, the Committee is required to establish the Performance Measure(s) that must be satisfied for an Annual Award to be paid under the Incentive Plan, and also determine the amount that may be available for payout to each Annual Award Participant based upon the relative level of attainment of the Performance Goal(s) for that Plan Year. At the end of the Plan Year, the Committee will certify, in writing, whether the Performance Goal(s) were satisfied and to what extent they were satisfied. The extent to which the Performance Goal(s) are satisfied for a Plan Year, as compared to the Performance

Goal(s) established by the Committee, will determine the amount available for payout. In its sole discretion, the Committee may increase or decrease the size of any Annual Award. The Committee, however, may not increase the amount of an Annual Award payable to a Covered Employee. Prior to the amendment of the Incentive Plan, the maximum dollar amount of any Annual Award was $1,850,000. This amount has not been increased since 2002. The CN&G Committee believes that the maximum annual incentive award should be increased to a level that will not interfere with the normal operation of the Inventive Plan. Subject to stockholder approval, the maximum amount payable to an executive as an annual incentive award under the Incentive Plan will be increased to $5,000,000 for fiscal 2007 and subsequent years.

Long-Term Awards.  Within 90 days after commencement of each Long-Term Plan Period, the Committee is required to establish the Performance Measure(s) that must be satisfied for a Long-Term Award to be paid under the Incentive Plan, and also determine the amount that may be available for payout to each Long-Term Award Participant based upon the relative level of attainment of the Performance Goal(s) for that Long-Term Plan Period. At the end of the Long-Term Plan Period, the Committee will certify, in writing, whether the Performance Goal(s) were satisfied. The extent to which the Performance Goal(s) are satisfied for a Long-Term Plan Period, as compared to the Performance Goal(s) established by the Committee, will determine the amount available for payout. In its sole discretion, the Committee may increase or decrease the size of any Long-Term Award. The Committee, however, may not increase the amount of a Long-Term Award payable to a Covered Employee. Prior to the amendment of the Incentive Plan, the maximum dollar amount of any Long-Term Award was $1,500,000. This amount has not been increased since 2002. The CN&G Committee believes that the maximum long-term incentive award should be increased to a level that will not interfere with the normal operation of the Incentive Plan. Subject to stockholder approval, the maximum amount payable to an executive as a long-term incentive award under the Incentive Plan will be increased to $5,000,000 for fiscal 2007 and subsequent years.

Performance Measures.  For purposes of the Incentive Plan, “Performance Measures” means any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units, groups, or Subsidiaries, as determined by the Committee: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales; revenues; sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return.

For any Plan Year or Plan Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Plan Year or Plan Period or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Year or Plan Period, the Committee will provide how any Performance Measure will be adjusted, to the extent necessary to prevent dilution or enlargement of any Annual Award or Long-Term Award, as a result of (i) extraordinary events or circumstances, as determined by the Committee, (ii) to exclude the effects of extraordinary, unusual, or nonrecurring items, (iii) changes in applicable laws, regulations, or accounting principles, (iv) currency fluctuations, (v) discontinued operations, (vi) non-cash items, such as amortization, depreciation, or reserves, (vii) any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or (viii) stock dividends, stock splits or combinations. In the case of a Covered Employee, however, no such adjustment will be made if the effect of such adjustment would cause the Annual Award or Long-Term Award payable to that Covered Employee to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

Amendment and Termination.  The Committee may amend or terminate the Incentive Plan at any time, subject to the rights of Participants to Awards for Plan Periods that commenced prior to such amendment or termination. Stockholder approval, however, will be sought for any change requiring such approval under Section 162(m) of the Code.

Plan Benefits.  The actual amount of awards that may be payable to participants, in the Incentive Plan in future years cannot currently be determined. The following table highlights the plan benefits that were provided or allocated to each of the following individuals for the 2006 fiscal year under the Incentive Plan:

	Annual Cash Incentive (2006)			Long-Term Cash Incentive (2004-2006)
	Target %	Actual %	Award $	Target %		Actual %	Award $

Matthew E. Rubel	85%	172.9%	1,850,000	45	%(1)	85.5%	434,527
CEO and President
Ullrich E. Porzig	50%	127.0%	485,775	25%		47.5%	163,473
SVP Financial Services & CFO
Darrel J. Pavelka	50%	127.0%	578,866	25%		47.5%	161,771
SVP Merchandise
Distribution/Planning
and Supply Chain
Jay A. Lentz	50%	127.0%	474,472	25%		47.5%	160,257
SVP Human Resources
Michael J. Massey	50%	127.0%	400,304	25%		47.5%	122,664
SVP General
Counsel & Corporate
Secretary
Executive Group			3,789,417				1,042,692
Non-Executive Director Group			—				—
Non-Executive Officer Employee Group			2,765,307				774,247

(1)	Mr. Rubel was appointed President and Chief Executive Officer of the Company effective July 17, 2005. Under Mr. Rubel’s employment agreement, he is eligible to participate in the 2004-2006 and 2005-2007 long-term performance periods under the ICP. Since those periods had commenced when he was appointed President and CEO, any award payable for those periods is prorated based on the number of days he is employed during the period.

The Board recommends a vote for approval of the Incentive Plan. If the foregoing proposal is not approved by stockholders, then no awards will be paid to Covered Employees under the Incentive Plan. If stockholder approval is not received, awards for the 2007 annual period and the 2007-2009 long-term period that, when combined with other compensation that is not performance-based under Section 162(m) of the Code, are in excess of the $1,000,000 limit under Section 162(m) will not be deductible to the Company for federal income tax purposes.

The affirmative vote of holders of a majority of shares represented and entitled to vote at the meeting will be required to approve this proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are counted towards a quorum, but are not counted in determining whether this proposal is approved.

THE BOARD UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PAYLESS COMMON STOCK VOTE IN FAVOR OF PROPOSAL IV, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance:

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and greater than ten percent beneficial owners (“Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Payless Common Stock. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure by the Reporting Persons to file by these dates. To the Company’s knowledge, all Section 16(a) filing requirements applicable to Reporting Persons were timely met during the fiscal year ended February 3, 2007.

Other Business:

Under the laws of the State of Delaware, where Payless is incorporated, no business other than procedural matters may be raised at the Annual Meeting unless proper notice to the stockholders has been given. We do not expect any business to come up for stockholder vote at the Annual Meeting other than the items described in this proxy statement. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

Persons with Disabilities:

We can provide reasonable assistance to help you participate in the Annual Meeting if you tell us about your disability and your plans to attend. Please call or write the Secretary at least two weeks before the Annual Meeting at the number or address under “Questions” below.

Code of Ethics

Payless maintains a Code of Ethics that is applicable to all of its employees, officers and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Code of Ethics contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of Payless’ Code of Ethics is posted on Payless’ website at www.paylessinfo.com Payless will post any disclosable waivers or amendments to the Code of Ethics on its investor relations website at www.paylessinfo.com.  Copies of the Code of Ethics may be obtained by contacting the Company’s Investor Relation’s Department at (800) 626-3204, or writing to them at Payless ShoeSource, Inc., Attn: Investor Relations, 3231 Southeast Sixth Avenue, Topeka, Kansas 66607.

Outstanding Shares:

On April 4, 2007, the record date, 65,281,408 shares of common stock were outstanding. Each share of common stock has one vote.

How We Solicit Proxies:

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person. The Company pays the costs of soliciting this proxy. We are paying D.F. King & Co., Inc. a fee of $11,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Stockholder Proposals for Next Year:

The deadline for stockholder proposals for next year’s Annual Meeting is December 22, 2007. On written request, the Secretary will provide detailed instructions for submitting proposals. See “Questions” below.

Questions:

If you have questions or need more information about the Annual Meeting of Stockholders, write to:

Secretary
Payless ShoeSource, Inc.
3231 Southeast Sixth Avenue
Topeka, KS 66607

or call us at (785) 233-5171.

For information about your record holdings you may call Payless Stockholder Services at 1-800-884-4225. We also invite you to visit the Company’s Investor Relations website at http://www.paylessinfo.com. Internet site materials are for your general information and are not part of this proxy solicitation.

By Order of the Board of Directors,

Michael J. Massey
Secretary

April 19, 2007

APPENDIX A

2006 PAYLESS SHOESOURCE, INC. STOCK INCENTIVE PLAN

Section 1:  Purpose

The purpose of the 2006 Payless Shoesource, Inc. Stock Incentive Plan as amended and restated (the “Plan”) is to promote the interests of Payless Shoesource, Inc. (the “Company”), its Subsidiaries and stockholders by (i) attracting and retaining individuals eligible to participate in the Plan; (ii) motivating such individuals by providing incentive compensation; and (iii) aligning the interests of such individuals with the interests of the Company’s stockholders.

Section 2:  Definitions

The following terms, as used in the Plan, shall have the meanings specified below. Other capitalized terms shall have the meanings specified in the Plan.

a. “Appreciation Value Award Vehicle” means an Award type structured to correlate the realization of gains based on absolute Stock price appreciation. May include but not be limited to Options, cash-settled stock appreciation rights and stock-settled stock appreciation rights.

b. “Award” means an award granted pursuant to Section 4.

c. “Award Agreement” means a document described in Section 7 setting forth the terms and conditions applicable to the Award granted to the Participant.

d. “Board of Directors” means the Board of Directors of the Company, as it may be comprised from time to time.

e. “Change of Control” means Change of Control as defined in Section 11.

f. “Code” means the Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

g. “Committee” means the Compensation, Nominating & Governance Committee of the Board of Directors or such other committee as may be designated by the Board of Directors from time to time. To the extent that compensation realized in respect of Awards is intended to be “performance based” under Section 162(m) of the Code and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of section 162(m) of the Code, or that any member of one Committee is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes only such committee or subcommittee, to the extent of the Committee’s delegation.

h. “Company” means Payless ShoeSource, Inc., a Delaware corporation, and any successor thereto.

i. “Confidential Information” means any and all non-public information pertaining to the Company’s business. Confidential Information includes information disclosed by the Company and its subsidiaries or affiliates to Participants, and information developed or learned by Participants during the course of or as a result of employment with the Company, or one of its subsidiaries. The Confidential Information includes, without limitation, information and documents concerning the Company’s processes; suppliers (including terms, conditions and other business arrangements with suppliers); supplier and customer lists; advertising and marketing plans and strategies; profit margins; seasonal plans, goals, objectives and projections; compilations, analyses and projections regarding the Company and/or its subsidiaries divisions, stores, product segments, product lines, suppliers, sales and expenses; files; trade secrets and patent applications (prior to their being public); salary, staffing and employment information (including information about performance of other employees); and “know-how,” techniques or any technical information not of a published nature relating, for example, to how the Company and its subsidiaries or affiliates conducts its business.

j. “Covered Employee” means a covered employee within the meaning of Code section 162(m)(3).

k. “Disability” means a permanent and total disability which enables the Participant to be eligible for and receive a disability benefit under the Federal Social Security Act.

l. “Dividend Equivalent” means an amount equal to the amount of cash dividends, if any, payable with respect to a share of Stock after the date an Award is granted.

m. “Employee” means any person employed by Payless ShoeSource, Inc. or any of its Subsidiaries and classified as a common law employee. Employee does not include independent contractors or leased employees from third parties.

n. “Exchange Act” means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

o. “Fair Market Value” of a Stock (as defined below) means:

(i) For Awards granted on or after May 25, 2007, the closing price of the Stock on the New York Stock Exchange Composite Transaction Tape on the date in question, (or if the Stock is not then traded on the New York Stock Exchange, the closing price of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on such date) or, if no sale of the Stock occurred on such exchange on that day, the closing price of the Stock on the last preceding day when the Stock was sold on such exchange. In the event that no sale of the Stock occurred on such exchange or over the counter market on that day because the exchange was closed, then Fair Market Value shall be the closing price of the Stock on the next day the exchange is open for trading; or

(ii) For Awards granted prior to May 25, 2007, the average of the high and low prices of the Stock on the New York Stock Exchange Composite Transaction Tape on the date in question, (or if the Stock is not then traded on the New York Stock Exchange, the average of the high and low prices of the Stock on the stock exchange or over-the-counter market on which the Stock is principally trading on such date) or, if no sale of the Stock occurred on such exchange on that day, the average of the high and low prices of the Stock on the last preceding day when the Stock was sold on such exchange. In the event that no sale of the Stock occurred on such exchange or over the counter market on that day because the exchange was closed, then Fair Market Value shall be the average of the high and low prices of the Stock on the next day the exchange is open for trading; or

(iii) If the Stock is no longer traded on the New York Stock Exchange and if there is no public market for the Stock, “Fair Market Value” shall be determined in good faith by the Committee using other reasonable means.

p. “Full Value Award Vehicle” means an Award type structured to provide equivalent value of a share of Stock based on a ratio of 1:1. Full Value Award Vehicles may include but not be limited to restricted Stock, Stock Equivalent Units and other Stock Awards such as unrestricted Stock, restricted Stock unit grants and performance based shares.

q. “Incentive Stock Option” means an Option that is intended to qualify as an “incentive stock option” under Section 422 of the Code and which is so designated in the applicable Award Agreement. Under no circumstances shall an Option that is not specifically designated as an Incentive Stock Option be considered an Incentive Stock Option.

r. “Insider” means any person who is subject to Section 16 of the Exchange Act, and any successor statutory provision, as it may be amended from time to time.

s. “Non-Qualified Stock Option” means an Option that is not intended to qualify as an “incentive stock option” under Section 422 of the Code.

t. “Option” means an option granted pursuant to Section 4(a).

u. “Participant” means any Employee who has been granted an Award.

v. “Performance Goal” means with respect to the Performance Measure(s) selected by the Committee, the goal or goals established by the Committee, for an Award, for a Performance Period. Performance Goals

may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

w. “Performance Measure” means one or more of the following, either alone or in combination, selected by the Committee to measure individual Participant, Company or one or more operating units, groups or any Subsidiary performance for a Performance Period, whether in absolute or relative terms: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on assets or net assets; return on total assets; return on capital; return on investment; return on investment capital; return on sales; revenues; sales; store for store sales; net or gross sales; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin; operating margin or profit margin; market share; economic value added; expense reduction levels; cost of capital; change in assets; stock price; total shareholder return; capital expenditures; debt; debt reduction; working capital, completion of acquisitions; business expansion; product diversification; productivity; new or expanded market penetration and other financial and non-financial operating and management performance objectives. For any Performance Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Performance Period or relative to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Performance Period, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or stock dividends, or stock splits or combinations. Unless otherwise specified by the Committee, each such measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative. Other Performance Measures may be used by the Committee in its sole discretion, except that the Performance Measures set forth above in this paragraph v shall be used if the compensation under the Award (other than an Option) is intended to qualify as performance based under Section 162(m) of the Code.

x. “Performance Period” means one or more periods of time (of not less than 364 calendar days), as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s rights in respect of an Award.

y. “Plan” means the 2006 Payless ShoeSource, Inc. Stock Incentive Plan, as amended from time to time.

z. “Retirement” means a Participant’s termination of employment on or after age 55 and after completing at least five (5) years of service with the Company or a Subsidiary of the Company.

aa. “Stock” means common stock of the Company, $.01 par value, or any other equity securities of the Company designated by the Committee, including any attached rights.

bb. “Stock Award” means a grant of Stock or the right to receive Stock or its cash equivalent (or both).

cc. “Subsidiary” means (i) any corporation or other entity in which the Company, directly or indirectly, controls fifty percent (50%) or more of the total combined voting power of such corporation or other entity or (ii) any other corporation or other entity in which the Company has a significant equity interest, in either case as determined by the Committee.

dd. “Ten-percent Stockholder” means any person who owns, directly or indirectly, on the relevant date, securities having ten percent (10%) or more of the combined voting power of all classes of the Company’s securities or of its parent or subsidiaries. For purposes of applying the foregoing ten percent (10%) limitation, the rules of Code section 424(d) shall apply.

Section 3:  Eligibility

The Committee may grant one or more Awards to any Employee designated by it to receive an Award as the Committee shall select in its sole discretion. To the extent permitted under Delaware law, the Committee may delegate to any Employee or Director of the Company the authority to grant Awards to any Employee; provided, however, any grant to a Covered Employee must satisfy the requirement of Code section 162(m).

Section 4:  Awards

The Committee may grant any one or more of the following types of Awards, either singly, in tandem or in combination with other types of Awards:

Appreciation Value Award Vehicles

a. Options.  An Option is a right or rights (either an Incentive Stock Option or a Non-Qualified Stock Option) to purchase a specific number of shares of Stock exercisable at such time or times and subject to such terms and conditions as the Committee may determine in its sole discretion subject to the Plan, including but not limited to the achievement of specific Performance Goals. Options may be settled in cash or stock.

(1) Incentive Stock Options shall be subject to the following provisions:

A. The aggregate Fair Market Value (determined on the date that such Option is granted) of the shares of Stock subject to Incentive Stock Options which are exercisable by one person for the first time during a particular calendar year shall not exceed $100,000. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Stock with respect to which Incentive Stock Options are exercisable for the first time by any Option holder during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, or such other limit as may be set by applicable law, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

B. Each Award Agreement with respect to an Incentive Stock Option shall set forth the periods during which the Option shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion. No Incentive Stock Option may be exercisable more than:

(i) in the case of an Employee who is not a Ten-Percent Stockholder on the date that such Option is granted, seven (7) years from the date the Option is granted or such earlier period as otherwise specified in the Plan or an Award Agreement, and

(ii) in the case of an Employee who is a Ten-Percent Stockholder on the date such Option is granted, five (5) years from the date the Option is granted.

C. Each Award Agreement with respect to an Incentive Stock Option shall set forth the price at which a share of Stock may be acquired under the Option (the “Exercise Price”), which shall be at least 100% of the Fair Market Value of a share of Stock on the date the option is granted (except as permitted under Section 424(a) of the Code with respect to Acquisition Awards (as defined in Section 4(i)). In the case of an Employee who is a Ten-Percent Stockholder on the date that such Option is granted, the Exercise Price of any Incentive Stock Option shall not be less than 110% of the Fair Market Value of the Stock subject to such Option on such date.

D. No Incentive Stock Option may be granted to an Employee who is not a Employee of the Company or a Subsidiary (as defined in Section 2(bb) on the date that such Option is granted.

E. Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of shares of Stock that may be issued under the Plan pursuant to Incentive Stock Options is 2 million shares of Stock (the “ISO Limit”), subject to adjustments provided for in Section 10 of the Plan.

b. Appreciation Rights.  An Appreciation Right is a right to receive an amount that is based on the increase in the Stock’s Fair Market Value after the grant date, and that is payable entirely in cash, entirely in Stock or partly in cash and partly in Stock and exercisable at such time or times and subject to such conditions as the Committee may determine in its sole discretion subject to the Plan, including but not limited to the achievement of specific Performance Goals.

c. Other Awards.  Subject to limitations under applicable law, the Committee may from time to time grant other Awards under this Plan, using Appreciation Value Award Vehicles, that provide the Participant with Stock or the right to purchase Stock, or provide other incentive Awards that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible into shares of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including but not limited to the achievement of specific Performance Goals if determined by the Committee), provided that the Award shall not be inconsistent with the other terms of this Plan.

Full Value Award Vehicles

d. Stock Award.  Stock Awards may include shares with or without restrictions. Restricted Stock is Stock that is issued to a Participant subject to restrictions on transfer and such other restrictions on incidents of ownership, and/or other terms and conditions as the Committee may determine, including but not limited to the achievement of specific Performance Goals. A certificate for the shares of Restricted Stock, which certificate shall be registered in the name of the Participant, shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders; provided, however, that the certificates representing shares of Restricted Stock shall be held in custody by the Company until the restrictions relating thereto otherwise lapse, and the Participant shall deliver to the Company a stock power endorsed in blank relating to the Restricted Stock or other form as appropriate.

e. Stock Equivalent Units.  A Stock Equivalent Unit is an Award based on the Fair Market Value of one share of Stock. All or part of any Stock Equivalent Units Award may be subject to conditions and restrictions established by the Committee, including but not limited to the achievement of specific Performance Goals. Stock Equivalent Units may be settled in Stock or cash or both as determined by the Committee.

f. Other Awards.  Subject to limitations under applicable law, the Committee may from time to time grant other Full Value Awards under this Plan that provide the Participants with Stock or the right to purchase Stock, or provide other incentive Awards that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible into shares of Stock. These Awards shall be in a form and based upon the terms and conditions determined by the Committee (including but not limited to the achievement of specific Performance Goals if determined by the Committee), provided that the Award shall not be inconsistent with the other terms of this Plan.

Other Award Vehicles

g. Performance Units.  A Performance Unit is an Award denominated in cash or shares of Stock, the amount of which may be based on the achievement of specific Performance Goals subject to terms and conditions established by the Committee. The maximum number of Performance Units that may be granted to a single Participant in any one calendar year may not exceed the limits established under Section 6a., Stock Available Under Plan, below. Performance Units may be settled in Stock or cash or both.

h. Performance Compensation Awards.

(1) The Committee may, at the time of grant of an Award (other than an Option), designate such Award as a Performance Compensation Award in order that such Award constitute qualified performance-based compensation under Code section 162(m). With respect to each such Performance Compensation Award, the Committee shall (on or before the ninetieth (90th) day of the applicable Performance Period), establish, in writing, the Performance Goal or Goals.

(2) A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that the Performance Goal(s) for such Award are achieved as certified by the Committee.

i. Acquisition Awards.  An Acquisition Award is an Award granted under this Plan in substitution for options, rights, and such other awards with respect to the capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Subsidiaries.

j. Other Awards.  Subject to limitations under applicable law and the Plan, the Committee may from time to time grant other Awards under this Plan that provide the Participants with Stock or the right to purchase Stock, or provide other incentive Awards that have a value derived from the value of Stock, or an exercise or conversion privilege at a price related to Stock, or that are otherwise payable in or convertible into shares of Stock. The Awards shall be in a form and based upon the terms and conditions determined by the Committee (including but not limited to the achievement of specific Performance Goals), provided that the Awards shall not be inconsistent with the other terms of this Plan.

Section 5:  Other General Terms and Conditions for Awards

The term of an Award shall not exceed seven (7) years.

a. Unless otherwise provided under the Plan or by the Committee, no Award (or any rights or obligations thereunder) may be sold, exchanged, transferred, assigned, pledged, hypothecated hedged, or otherwise disposed of (other than upon the death of the Participant, by beneficiary designation, by last will and testament or by the laws of descent and distribution) and shall be exercisable and subject to receipt during the Participant’s lifetime only by the Participant.

b. The Award price for each Award that allows for the purchase of a share of Stock under an Award shall be specified in an Award Agreement containing the terms and conditions as determined by the Committee and subject to the provisions of Section 10, shall not be less than Fair Market Value on the date the Award is granted; provided, however, that in no event shall the Award price per share be less than the par value thereof. The Exercise Price, as applicable, of an Award shall not be less than 100% of the Fair Market Value of the Stock on the date such Award is granted and the exercise opportunity may be capped if the Committee determines appropriate and so specifies in the Award Agreement pertaining thereto.

c. There shall be no grant of an Appreciation Value Award to a Participant in exchange for a Participant’s agreement to the cancellation of a higher-priced Appreciation Value Award that was previously granted to such Participant. Re-pricing of Appreciation Value Awards is prohibited.

d. The Exercise Price, as applicable, of an Award may be paid in cash, personal check (subject to collection), bank draft or such other method as the Committee may determine from time to time. The Exercise Price may also be paid by the tender, by either actual delivery or attestation, of Stock acceptable to the Committee and valued at its Fair Market Value on the date of exercise; through a combination of Stock and cash. Without limiting the foregoing, to the extent permitted by applicable law: the Committee may, on such terms and conditions as it may determine, permit a Participant to elect to pay the Exercise Price by authorizing a third party, pursuant to a brokerage or similar arrangement approved in advance by the Committee, to simultaneously sell all (or a sufficient portion) of the Stock acquired upon exercise of such Award and to remit to the Company a sufficient portion of the proceeds from such sale to pay the entire Exercise Price of such Award and any required tax withholding resulting therefrom.

e. No Award may be granted under this Plan on or after the tenth anniversary of the date this Plan is approved by stockholders.

f. The exercise or delivery of Stock or payment of cash pursuant to an Award shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities under any state or Federal law, or that the listing, registration or qualification of any shares of Stock otherwise deliverable upon any securities exchange or under any state or Federal Law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares thereunder, then in any such event such exercise or delivery shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

g. Each Participant shall agree that, subject to the provisions of Section 5(i) below,

(1) no later than the date as of which the restrictions mentioned in the instrument evidencing the Award shall lapse, such Participant will pay to the Company in cash, or, if the Committee approves, in Stock or make other arrangements satisfactory to the Committee regarding payment of, any Federal, state or local taxes of any kind required by law to be withheld with respect to such Award, and

(2) the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld with respect to the Award.

h. If any Participant properly elects, as permitted by Code Section 83b (or any successor Code provisions) within thirty (30) days of the date of the grant, to include in gross income for Federal income tax purposes, an amount equal to the Fair Market Value of the shares of Stock granted pursuant to an Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee to pay to the Company, any Federal, state or local taxes required to be withheld with respect to such shares. If such Participant shall fail to make such payments, the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the employee any Federal, state or local taxes of any kind required by law to be withheld with respect to such shares.

i. Dividends or Dividend Equivalents may be granted with respect to all or part of an Award. If dividends are granted they may be paid, as determined by the Committee (i) in cash, (ii) in Dividend Equivalents or (iii) accumulated or reinvested in Stock and held subject to the same restrictions as the Stock under the Award.

j. Unless expressly provided otherwise in the Award Agreement (and as provided in Section 4d) no Participant shall have any rights as a stockholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record thereof.

k. With respect to each type of Award, the Committee may establish such Performance Goals it deems appropriate, in its sole discretion. For each Award established with Performance Goals, as soon as practicable after the close of each Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals(s) for the Performance Period have been achieved and, if so, determine and certify in writing the amount of the Performance Compensation Award earned by the Participant for such Performance Period based upon such Participant’s achievement of the Performance Goals. The Committee shall then determine the actual amount of the Performance Compensation Award to be paid to the Participant. In so doing, the Committee may use negative discretion to decrease any Participant Award based upon such performance, but may not increase, the amount of the Award otherwise payable to a Covered Employee based upon such performance. The maximum Performance Compensation Award for any one Participant for any one Performance Period shall be determined in accordance with Sections 4 and 6. If Performance Goals are established for an Award to a Covered Employee, once established for a Performance Period, such Performance Goals shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance-based compensation under Code section 162(m).

l. Unless an Award Agreement specifies otherwise, the Committee may cancel at any time any Award or rescind any prior delivery of shares or value of shares, cash or property, if the Participant is not in compliance with all other applicable provisions of the Award Agreement or the Plan or if, within sixth months or such longer period as specified with respect to the Participant, in any noncompete entered into between the Participant and the Company, after exercise, as applicable, the Participant:

(1) engages in a Competing Business, as such term is defined in the Award Agreement; or

(2) solicits for employment, hires or offers employment to, or discloses information to or otherwise aids or assists any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company; or

(3) takes any action which is intended to harm the Company or its reputation, which the Company reasonably concludes could harm the Company or its reputation or which the Company reasonably concludes could lead to unwanted or unfavorable publicity to the Company; or

(4) discloses to anyone outside of the Company, or uses in other than the Company’s business, any Confidential Information.

The Company shall immediately notify the Participant in writing of any cancellation of any unexercised or unvested Award. Following such notice, the Participant shall have no further rights with respect to such Award. In the event of the rescission of the exercise of an Award within six months (or such longer period specified in any agreement between Participant and Company) after the activity referred to above in this Section 5(m), the Company shall notify the Participant in writing. Within ten (10) days after receiving such notice from the Company, the Participant shall either (i) pay to the Company the excess of the Fair Market Value of the Stock on the date of exercise of an Award over the exercise price for the Award or the Fair Market Value of the Stock and/or cash distributed to the Participant as a result of the exercise of an Award or (ii) return the Stock received upon the exercise of an Award (in which case the Company will return the exercise price to the Participant) or return the Stock and/or cash delivered upon the exercise of this Award.

m. The Participant shall agree and consent to a deduction from any amounts the Company owes to the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Participant by the Company), to the extent of the amounts the Participant owes the Company under Section 5(m) above. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Participant, calculated as set forth in Section 5(m) above, then the Participant agrees to pay immediately the unpaid balance to the Company.

n. The Committee may establish such other terms and conditions for an Award as it deems appropriate.

o. The Committee may, at any time and in its sole discretion, determine that any outstanding Awards granted under the Plan will be canceled and terminated and that in connection with such cancellation and termination the holder of such Awards may receive for each share of Stock subject to such Award a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) as follows:

(1) Appreciation Value Award Vehicles-whether or not exercisable, a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock, and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the Stock and the exercise price per share multiplied by the number of shares of Stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards will be canceled and terminated without payment therefore.

(2) Full Value Award Vehicles-a cash payment equal to the Fair Market Value of the shares of Stock under the Award, as designated by the Committee.

(3) Other Awards-a payment amount as determined in the sole discretion of the Committee.

Section 6:  Stock Available Under Plan

a. Subject to the adjustment provisions of Section 10, the number of shares of Stock with respect to which Awards may be granted (or, in the cases of Awards that may be settled in cash or Stock) under the Plan shall not exceed 4.3 million shares of Stock (the “Maximum Limit). The following amounts shall be reserved against the Maximum Limit for each type of Award:

RESERVES

  Full Value Award Vehicles

The greater of (i) one share of Stock for each Full Value Award or (ii) the maximum potential issuable pursuant to each Award.

  Appreciation Value Award Vehicle (other than Stock Settled Stock Appreciation Rights)

The amount calculated based on the ratio set forth in the below Exchange Ratio table.

  Stock Settled Stock Appreciation Rights (“SSSAR”)

The lesser of (i) 1 share of Stock for each SSSAR granted under an Award or (ii) the maximum potential of shares issuable upon exercise of a SSSAR.

  Other Awards

The maximum number of shares of Stock authorized to be issued pursuant to such Other Award Vehicle.

No single Participant shall receive, in any one calendar year, Awards in the form of (i) Appreciation Value Award Vehicles with respect to more than 500,000 shares of Stock, (ii) Full Value Award Vehicles for more than 500,000 shares of Stock, and/or (iii) Other Awards Vehicles with respect to more than 500,000 shares of Stock; provided, however, the aggregate number of Appreciation Value Award Vehicles, Full Value Award Vehicles and Other Award Vehicles that may be granted to a single Participant in one calendar year may not exceed 500,000 shares of Stock. For purposes of calculating the maximum aggregate number of Awards that may be granted under this Plan during a calendar year, shares of Stock will be counted based upon the appropriate reserve under this Plan for the respective Award.

EXCHANGE RATIO TABLE

Term of Grant	5 Year	6 Year	7 Year

Appreciation Value Vehicle Awards (other than SSSAR)	.549	.598	.641

ACTUALS

Upon exercise of each Award, all shares of Stock reserved for such Award shall be released and the Maximum Limit shall be reduced by the number following:

Full Value Awards & Other Awards — by the shares of Stock actually issued pursuant to such Award.

Appreciation Value Awards (other than a SSSAR) — by the number set forth in the Exchange Ratio table above.

SSSAR — by the amount of shares actually issued under the Award.

b. Awards payable entirely in cash shall not be counted against the Maximum Limit.

c. If at the time of payment of dividends or Dividend Equivalents there are shares of Stock available that have not been previously reserved, then upon payment they will be deducted from the Plan Maximum Limit. If such shares to pay dividends are not available because all shares of Stock are currently reserved under the Plan Maximum Limit, then such dividends will be paid in cash.

d. Shares of Stock covered by the unexercised or terminated or forfeited portion of any Award that did not result in the delivery of Stock shall be available for further Awards. Subject to Section 10, additional rules for determining the number of shares of Stock granted under an Award type under the Plan may be adopted by the Committee, as it deems necessary and appropriate and consistent with the overall limits set forth in the Plan.

e. The Stock that may be issued pursuant to an Award under the Plan may be authorized and issued Stock held in the Company’s treasury or authorized but unissued Stock, or Stock may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan.

f. If any stock based award granted under the Company’s 1996 Stock Incentive Plan shall for any reason subsequent to April 30, 2006 (i) expire, be cancelled or otherwise terminate, in whole or in part, without having been exercised or redeemed in full, or (ii) be reacquired by the Company prior to issuance without restriction to the holder of such Award will be added to the Maximum Limit and will become available for issuance under this Plan based on the following formula: Full Value Award Vehicles made available under this provision shall increase the Maximum Limit on a ratio of 1:1. Appreciation Value Vehicle Awards, including SSSARs under this provision shall increase the Maximum Limit by 1/3 for each share of Stock covered by an Appreciation Value Vehicle Award.

g. Any shares of Stock delivered by the Company, any shares of Stock with respect to which Awards are made by the Company and any shares of Stock with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares of Stock available for Awards under this Plan.

h. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

Section 7:  Award Agreements

Each Award granted under the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall set forth the terms and conditions applicable to the Award, as determined by the Committee in its discretion and subject to the Plan, including but not limited to provisions describing the treatment of an Award in the event of the termination of a Participant’s status as an Employee for reasons of Retirement, death or otherwise, or in the event of Participant’s Disability or in the event the Participant engages in a “competing business” as such term shall be defined in the Award Agreement. The Committee may deliver the Award Agreement by interoffice mail, U.S. mail, email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder and other documents that the Company is required to deliver to its security holders unless otherwise prohibited by law. A Participant shall have no rights with respect to an Award unless such Participant accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine.

Section 8:  Amendment and Termination

The Board of Directors may at any time amend, suspend or terminate the Plan, in whole or in part, and the Committee may, subject to the Plan, at any time alter or amend any or all Award Agreements to the extent permitted by applicable law and the Plan; provided that no such action shall impair the rights of any holder of an Award without the holder’s consent. For purposes of the Plan, any action of the Board of Directors or the Committee that alters or affects the tax treatment of any Award shall not be considered to materially impair any rights of any holder. Notwithstanding the foregoing, neither the Board of Directors nor the Committee shall (except pursuant to Section 10) amend the Plan or any Award Agreement, without the approval of the stockholders of the Company to (i) increase the number of shares of Stock available for Awards as set forth in Section 6 or (ii) decrease the Exercise Price of any Award or (iii) make any other amendments to the Plan or Award Agreement which would require stockholder approval under the General Corporation Law of the State of Delaware, New York Stock Exchange Rules or such other rules as may govern the trading or quotation of the Company’s Stock, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or Section 162(m) of the Code. Notwithstanding the above, the Board may, by resolution, amend the Plan in any way that it deems necessary or appropriate in order to make income with respect to the Plan deductible for Federal income tax purposes under Section 162(m) of the Code and any such amendment shall be effective as of such date as is necessary to make such income under the Plan so deductible. Notwithstanding anything to the contrary in this Section, the Board of Directors or the Committee shall have full discretion to amend the Plan to the extent necessary to preserve fixed accounting treatment with respect to any Award and any outstanding Award Agreement shall be deemed to be so amended to the same extent, without obtaining the consent of any holder, without regard to whether such amendment adversely affects a holder’s rights under the Plan or such Award Agreement.

Section 9:  Administration

a. The Plan and all Awards shall be administered by the Committee, provided that, in the absence of the Committee or to the extent determined by the Board of Directors, any action that could be taken by the Committee may be taken by the non-employee members of the Board of Directors. A majority of the members of the Committee shall constitute a quorum. The majority of non-employee Board of Director members shall constitute a quorum of the Board. The vote of a majority of a quorum shall constitute action by the Committee and/or the Board.

b. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan, any Award Agreement and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan including rules governing its own operation, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee, (vii) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any shares of Stock issued as a result of or under an Award, including without limitation, restrictions under the Company’s Trading in Securities Policy as may be amended from time to time, (viii) to amend the Plan to reflect changes in applicable law, and (ix) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, shares of Stock, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended. The actions and determinations of the Committee on all matters relating to the Plan and any Awards will be final and conclusive. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Employees and Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

c. The Committee and others to whom the Committee has allocated or delegated authority or duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

d. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

e. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional fees.

f. It is the intent of the Company that this Plan and Awards hereunder satisfy, and be interpreted in a manner that satisfy, (i) in the case of Participants who are or may be Insiders, the applicable requirements of Rule 16b-3 of the Exchange Act, so that such persons will be entitled to the benefits of Rule 16b-3, or other exemptive rules under Section 16, and will not be subjected to avoidable liability thereunder and (ii) in the case of Performance Compensation Awards, the applicable requirements of Code section 162(m). If any provision of this Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in this Section 9(f), that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Insiders and/or Covered Employees, as applicable.

g. Except to the extent prohibited by applicable law or otherwise, the Committee may from time to time allocate to one or more of its members and delegate to one or more Employees all or any portion of its authority and duties, provided that the Committee may not allocate or delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards to the extent inconsistent with the intent expressed in Section 9(f).

h. No member of the Board of Directors or the Committee or any employee of the Company or any of its subsidiaries or affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

Section 10:  Adjustment Provisions

a. Except as otherwise provided in this Section 10 below, in the event of a (i) stock dividend or multiple stock dividends that, in the aggregate, equal ten percent (10%) or more of the Stock’s Fair Market Value on the date such stock dividend is declared (or in the case of multiple stock dividends, the date on which the dividend causing the ten percent (10%) threshold to be met or exceeded is declared), (ii) stock split, (iii) reverse stock split, (iv) recapitalization, (v) reorganization, (vi) exchange or reclassification of shares, (vii) spin-off, (viii) extraordinary dividend, greater than ten percent (10%) of the Fair Market Value of shares of Stock on the date of dividend, payable in cash or property, or (ix) any similar corporate transaction that affects the value of all outstanding shares of Company Stock and is determined by the Committee to warrant an adjustment under this Section 10, the Committee shall make a corresponding adjustment to (1) the number of shares of Stock (or other securities) then remaining subject to this Plan, including those that are then covered by outstanding Awards, and the maximum number of shares of Stock that may be issued, or with respect to which Awards may be granted, to any single Participant or in the aggregate pursuant to this Plan, (2) the price or exercise price for each share or right then covered by an outstanding Award, and/or (3) the terms and conditions of each outstanding Award, in each case solely to prevent dilution or enlargement of the Participants’ rights under this Plan and the value of an Award granted to a Participant. No such adjustment shall be made by the Committee, however, for any of the following corporate transactions:

(1) The issuance of Stock as compensation to any Company employee, director, consultant or other service provider;

(2) The issuance of Stock pursuant to an “Incentive Stock Option” under Section 422 of the Code;

(3) The issuance or sale of Stock to a third-party at an arm’s length price that is negotiated and agreed to between the Company and such third-party;

(4) The issuance or sale of Stock to a Company employee or director at a discount pursuant to a plan maintained in accordance with, and to the extent permitted under, Section 423 of the Code; or

(5) A redemption of Stock by the Company at a price equal to the Fair Market Value of the Stock on the date of such redemption.

Notwithstanding the forgoing, no such adjustment shall be made or authorized to the extent such adjustment would cause the Plan or any Option or Award to violate Section 422 (in the case of an Incentive Stock Option) or Section 409A of the Code. Any adjustment made pursuant to this Section 10 shall be made in accordance with the rules of any securities exchange, stock market or stock quotation system to which the

Company is subject. Any adjustment made by the Committee under this Section shall be final, binding and conclusive on all persons.

b. The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other capital structure of its business, any merger or consolidation of the Company, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, or any similar transaction.

c. No fractional shares of Stock will be issued or accepted. Any fractional shares will be paid in the equivalent amount of cash. The Committee may impose such other conditions, restrictions and contingencies with respect to shares of Stock delivered pursuant to the exercise of an Award as it deems desirable.

Section 11:  Change of Control

a. In the event of a Change of Control, in addition to any action required or authorized by the terms of an Award Agreement, the Committee may, in its sole discretion, take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

(1) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to this Plan and/or extend the time during which an Award may be exercised following a Participant’s termination of employment;

(2) offer to purchase any outstanding Award made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change of Control; or

(3) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such Change of Control.

b. “Change of Control” means:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 11, none of the following shall constitute a Change of Control: (a) any acquisition directly from the Company of 30% or less of Outstanding Company Common Stock or Outstanding Company Voting Securities provided that at least a majority of the members of the Board of Directors of the Company following such acquisition were members of the incumbent Board at the time of the Board’s approval of such acquisition, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (d) any acquisition by the Company which by reducing the number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities, increases the proportionate number of shares of Outstanding Company Common Stock or Outstanding Company Voting Securities beneficially owned by any Person to 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities; provided, however, that, if such Person shall thereafter become the beneficial owner of any additional shares of Outstanding Company Common Stock or Outstanding Company Voting Securities and beneficially owns 20% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities, then such additional acquisition shall constitute a Change of Control; or

(2) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) A reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) is consummated, in each case, unless, immediately following such Business Combination, (A), more than 50%, respectively, of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of (x) the corporation resulting from such Business Combination or (y) a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets whether directly or through one or more Subsidiaries, is represented by the Outstanding Company Common Stock and the Outstanding Company Voting Securities (or, if applicable, is represented by shares into which Outstanding Company Common Stock or Outstanding Company Voting Securities were converted pursuant to such Business Combination) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(4) The stockholders of the Company approve of a complete liquidation or dissolution of the Company.

Section 12:  Miscellaneous

a. Other Payments or Awards.  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company or a Subsidiary from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

b. Unfunded Plan.  The Plan shall be unfunded. No provision of the Plan or any Award Agreement shall require the Committee, the Company or a Subsidiary, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company or a Subsidiary maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or a Subsidiary.

c. Limits of Liability.  Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

d. Rights of Employees.  Status as an eligible Employee shall not be construed as a commitment that any Award shall be made under this Plan to such eligible Employee or to eligible Employees generally. Nothing contained in this Plan or in any Award Agreement shall confer upon any Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without cause. Except as provided otherwise in an Award Agreement, an Employee’s (i) transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or visa versa, or from one Subsidiary to another or (ii) leave of absence, duly authorized in writing by the Company or a Subsidiary, shall not be deemed a termination of such Employee’s employment or other service.

e. Section Headings.  The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

f. Construction.  In interpreting the Plan, the masculine gender shall include the feminine, the neuter gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

g. Invalidity.  If any term or provision contained herein or in any Award Agreement shall to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

h. Applicable Law.  The Plan, the Award Agreements and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.

i. Supplementary Plans.  The Committee may authorize Supplementary Plans applicable to Employees subject to the tax laws of one or more countries other than the United States and providing for the grant of Awards to such Employees on terms and conditions, consistent with the Plan, determined by the Committee which may differ from the term and conditions of such Awards pursuant to the Plan for the purpose of complying with the conditions for qualification of Awards for favorable treatment under foreign tax and/or securities laws. Notwithstanding any other provision hereof, Options granted under any Supplementary Plan shall include provisions that conform with Sections 4(a); and Restricted Stock granted under any Supplementary Plan shall include provisions that conform with Section 4(d).

j. Effective Date and Term.  The Plan was adopted by the Board of Directors effective as of May 25, 2006, subject to approval by the Company’s stockholders. The Committee may grant Awards prior to stockholder approval, provided, however, that Awards granted prior to such stockholder approval are automatically canceled if stockholder approval is not obtained at or prior to the period ending twelve months after the date the Plan is effective and provided further that no Award may be settled prior to the date stockholder approval is obtained. Unless sooner terminated, the Plan shall remain in effect until May 25, 2016. Termination of the Plan shall not affect any Award previously made.

k. No Third Party Beneficiaries.  Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

l. Successors and Assigns.  The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

APPENDIX B

PAYLESS SHOESOURCE, INC.

INCENTIVE COMPENSATION PLAN

Section 1.  Purposes:

The purposes of the Payless ShoeSource, Inc. Incentive Compensation Plan are (i) to provide a means to attract, retain, and motivate talented personnel and (ii) to provide to participating employees added incentive for high levels of performance and for additional effort to improve the Company’s financial performance.

Section 2.  Definitions:

As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “Annual Award” shall mean, for any Plan Year, a payment made to an Annual Award Participant under the terms of this Plan.

(b) “Annual Award Maximum Amount” shall mean $5,000,000.

(c) “Annual Award Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 5.

(d) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(e) “CEO” shall mean the Chief Executive Officer of the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(g) “Committee” shall mean a committee or subcommittee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(h) “Company” shall mean Payless Shoesource, Inc., a Delaware corporation.

(i) “Covered Employee” shall mean the CEO and each other executive of the Company or a Subsidiary whom the Committee determines, in its discretion, is or may be a “covered employee” within the meaning of Section 162(m) of the Code for a Plan Year or Plan Period to which an Annual Award or Long-Term Award, as the case may be, relates.

(j) “Eligible Employee” shall mean any officers or other key employees of the Company or any Company Subsidiary, as determined by the Committee in its sole discretion.

(k) “Long-Term Award” shall mean, for any Plan Period, a payment made to a Long-Term Award Participant under the terms of this Plan.

(l) “Long-Term Award Maximum Amount” shall mean $5,000,000.

(m) “Long-Term Award Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 6.

(n) “Performance Goal(s)” shall mean the goal or goals established for an Annual Award Participant or a Long-Term Award Participant for a Plan Year or Plan Period, as the case may be, by the Committee pursuant to Section 5 or Section 6, as applicable.

(o) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units, groups, or any Subsidiary, as the Committee may determine: cash flow; cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; net earnings; operating earnings; operating margin; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on sales;

revenues; sales; market share; economic value added; expense reduction levels; stock price; and total shareholder return. For any Plan Year or Plan Period, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in a year or years prior to such Plan Year or Plan Period or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. For any Plan Year or Plan Period, the Committee shall provide how any Performance Measure shall be adjusted to the extent necessary to prevent dilution or enlargement of any Annual Award or Long-Term Award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction, or stock dividends, or stock splits or combinations; provided, however, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the Annual Award or Long-Term Award to a Covered Employee to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(p) “Plan” shall mean the Payless Shoesource, Inc. Incentive Compensation Plan, as amended and restated from time to time.

(q) “Plan Period” shall mean a period of one fiscal year or longer, as determined by the Committee in its sole discretion.

(r) “Plan Year” shall mean a period of one fiscal year or such shorter period, as determined by the Committee in its sole discretion.

(s) “Subsidiary” shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company, and that is not itself a publicly held corporation within the meaning of Section 162(m) of the Code.

Section 3.  Administration:

Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. Except to the extent not permitted for qualification as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code or generally prohibited by applicable law, the Committee may delegate all or a portion of its responsibilities and powers to any one or more of its members or to any other person or persons selected by the Committee. Any such delegation may be revoked by the Committee at any time. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding.

Section 4.  Eligibility:

The Committee shall designate which Eligible Employees will be Annual Award Participants or Long-Term Award Participants in the Plan for a particular Plan Year or Plan Period, as the case may be. Such designation for any Plan Year or Plan Period shall not require designation of such Eligible Employee as an Annual Award Participant or Long-Term Award Participant for any other Plan Year or Plan Period.

Section 5.  Annual Awards:

(a) The Committee may make Annual Awards to Annual Award Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

(b) Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing,

select which Eligible Employees will be Annual Award Participants for such Plan Year and determine for each such Plan Year the following:

(i) The Performance Goal or Performance Goals applicable to each Annual Award Participant for the Plan Year based on one or more Performance Measures; and

(ii) The payment schedule detailing the total amount which may be available for payment to each Annual Award Participant as an Annual Award based upon the relative level of attainment of the Performance Goal or Performance Goals.

(c) Upon completion of a Plan Year, the Committee shall:

(i) Certify, in writing, prior to payment of any Annual Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Year were satisfied;

(ii) Determine the amount available for each Annual Award Participant’s Annual Award pursuant to the payment schedule established in Section 5(b)(ii);

(iii) Determine any increase or reduction in the amount of an Annual Award Participant’s available Annual Award, as determined pursuant to Section 5(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Annual Award; and provided further that the exercise of such discretion to reduce an Annual Award with respect to any Annual Award Participant shall not have the effect of increasing an Annual Award that is payable to a Covered Employee; and

(iv) Authorize payment subject to Section 7 of such amounts determined under Section 5(c)(iii).

(d) Notwithstanding any other provision of this Plan, in no event shall the Annual Award earned by any Covered Employee for a Plan Year exceed the Annual Award Maximum Amount.

Section 6.  Long-Term Awards:

(a) The Committee may make Long-Term Awards to Long-Term Award Participants with respect to each Plan Period, subject to the terms and conditions set forth in the Plan.

(b) Within 90 days after the commencement of each Plan Period (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the length of such Plan Period, select which Eligible Employees will be Long-Term Award Participants for such Plan Period, and determine for each such Plan Period the following:

(i) The Performance Goal or Performance Goals applicable to each Long-Term Award Participant for the Plan Period based on one or more Performance Measures; and

(ii) The payment schedule detailing the total amount which may be available for payment to each Long-Term Award Participant as a Long-Term Award based upon the relative level of attainment of the Performance Goal or Performance Goals.

(c) Upon completion of a Plan Period, the Committee shall:

(i) Certify, in writing, prior to payment of any Long-Term Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Period were satisfied;

(ii) Determine the amount available for each Long-Term Award Participant’s Long-Term Award pursuant to the payment schedule established in Section 6(b)(ii);

(iii) Determine any increase or reduction in the amount of a Long-Term Award Participant’s available Long-Term Award, as determined pursuant to Section 6(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Long-Term Award; and provided further that the exercise of such discretion to reduce a Long-Term Award with respect to any Long-Term Award Participant shall not have the effect of increasing a Long-Term Award that is payable to a Covered Employee; and

(iv) Authorize payment subject to Section 7 of such amounts determined under Section 6(c)(iii).

(d) Notwithstanding any other provision of this Plan, in no event shall the Long-Term Award earned by any Covered Employee for a Plan Period exceed the Long-Term Award Maximum Amount.

Section 7.  Payment Of Awards:

Annual Awards and Long-Term Awards under this Plan shall be made in a lump sum payment in cash to the Annual Award Participant or Long-Term Award Participant, as the case may be, or to the beneficiary, as designated under procedures established by the Committee, of such Annual Award Participant or Long-Term Award Participant as soon as practicable following the Plan Year or Plan Period, as the case may be, or shall be deferred under such plan as the Company may have established for such purposes. Unless provided otherwise in an employment agreement, severance agreement or other written agreement between the Company and an Annual Award Participant or Long-Term Award Participant, as the case may be, no Annual Award or Long-Term Award shall be paid to any Annual Award Participant or Long-Term Award Participant under this Plan unless such Annual Award Participant or Long-Term Award Participant is employed by the Company or a Subsidiary on the last day of the Plan Year or Plan Period, as the case may be, for which such Annual Award or Long-Term Award is payable. The Company may deduct from any Annual Award payment or Long-Term Award payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

Section 8.  No Continued Employment:

Nothing in this Plan shall give any person any right to continue in the employ of the Company or any Company Subsidiary or constitute a contract or agreement of employment or interfere in any way with the right of the Company or any Company Subsidiary to terminate or change the conditions of employment.

Section 9.  Nonassignability:

Except as otherwise required by applicable law, any rights of an Annual Award Participant or Long-Term Award Participant or a beneficiary of an Annual Award Participant or Long-Term Award Participant under this Plan shall not be anticipated, sold, assigned, transferred, encumbered, hypothecated, or pledged nor subject to any levy or charge and shall not be subject in any manner to the claims of any creditor of an Annual Award Participant or Long-Term Award Participant or a beneficiary of an Annual Award Participant or Long-Term Award Participant; and any attempt to take such action shall be null and void.

Section 10.  Termination And Amendment:

Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code with respect to a Covered Employee shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing, no termination or amendment of the Plan may, without the consent of an Annual Award Participant or Long-Term Award Participant to whom an Annual Award or Long-Term Award, as the case may be, has been determined for a completed Plan Year or Plan Period, as the case may be, but not yet paid, adversely affect the rights of such Annual Award Participant or Long-Term Award Participant in such Annual Award or Long-Term Award.

Section 11.  Interpretation:

Except in connection with a change in control of the Company, as determined by the Committee in its sole discretion, it is the intent of the Company that Annual Awards and Long-Term Awards made to Covered Employees shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the

Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code. If any other provision of the Plan, an Annual Award, or a Long-Term Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements.

Section 12.  Unfunded Status:

Annual Awards and Long-Term Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Annual Award Participant or Long-Term Award Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

Section 13.  Applicable Law:

This Plan shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its principles of conflict of laws.

Section 14.  Effective Date:

This Plan was effective as of February 3, 2002, and was amended effective February 4, 2007, subject to stockholder approval on May 24, 2007; provided, however, that no Annual Award or Long-Term Award will be made to a Covered Employee under the Plan unless prior to such payment, the holders of a majority of the shares of the Company’s common stock actually voting on the matter approve this Plan at a meeting of the shareholders of the Company.

c/o UMB Bank, n.a. P.O. Box 419064 Kansas City, MO 64141

Vote By Telephone

Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote By Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a

touch-tone telephone:

1-888-693-8683

Vote by Internet

Access the Website and

cast your vote:

www.cesvote.com

Vote by Mail

Return your proxy

in the postage-paid

envelope provided

Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 5:00 p.m. Central Daylight Savings Time on May 23, 2007, to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your proxy card.

Your telephone or Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the below proxy card.

è

     Proxy card must be signed and dated below.
     ò Please fold and detach card at perforation before mailing. ò

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2007.
By signing this card, each of Jay A. Lentz, Ullrich E. Porzig and Aaron G. Hove, with full power of substitution, are appointed as proxies for the undersigned to vote all common shares held by the undersigned in Payless ShoeSource, Inc. at the May 24, 2007, Annual Meeting of Stockholders and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting, subject to the directions on the other side of this card.

Do you have any Comments?

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE BY USING THE INTERNET OR BY TELEPHONE.

2007 ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS
POZEZ AUDITORIUM
3231 SE SIXTH AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 24, 2007
10:00 A.M., CENTRAL DAYLIGHT SAVINGS TIME

PLEASE ADMIT	NON-TRANSFERABLE

To the Stockholders of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource Stockholders which will be held at Payless ShoeSource, Inc., Pozez Auditorium, 3231 SE Sixth Avenue, Topeka, Kansas, on Thursday, May 24, 2007, at 10:00 a.m., Central Daylight Savings Time.
Provided with this proxy card is a return envelope, the Company’s 2006 Annual Report to Stockholders and the Proxy Statement for the 2007 Annual Meeting. It is important that you vote by returning the proxy card, by using the Internet or by telephone. Management’s recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement.
     ò Please fold and detach card at perforation before mailing. ò

The Board of Directors recommends a vote FOR election of the listed director nominees, Proposal 1, and a vote FOR Proposals 2, 3 and 4. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE PROXIES WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
1.	Election of Directors
Nominees for a three-year term expiring in 2010: (1) Daniel Boggan Jr. (2) Michael A. Weiss (3) Robert C. Wheeler

☐	FOR all nominees (except as otherwise indicated)	☐	WITHHOLD AUTHORITY from all nominees
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approve the amendments to and restatement of the 2006 Payless ShoeSource, Inc. Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐	Mark box if you plan to attend the Annual Meeting.

SIGNATURE:	DATED:	, 2007

Please sign exactly as your name(s) appears on the reverse side.

c/o UMB Bank, n.a. P.O. Box 419064 Kansas City, MO 64141

Vote By Telephone
Have your card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
Vote By Internet
Have your card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
Vote By Mail
Please mark, sign and date your card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253.

Vote by Telephone

Call Toll-Free using a

touch-tone telephone:

1-888-693-8683

Vote by Internet

Access the Website and

cast your vote:

www.cesvote.com

Vote by Mail

Return your card

in the postage-paid

envelope provided

Vote 24 hours a day, 7 days a week.
Your telephone or Internet vote must be received by 5:00 p.m. Central Daylight Savings Time on May 22, 2007, to be counted in the final tabulation.
If you vote by telephone or over the Internet, do not mail your card.

Your telephone or Internet vote authorizes the named Trustees to vote your shares to the same extent as if you marked, signed, dated and returned the below instruction card.

è

     Card must be signed and dated below.
     ò Please fold and detach card at perforation before mailing. ò

CONFIDENTIAL VOTING INSTRUCTIONS FOR THE ANNUAL MEETING TO BE HELD ON MAY 24, 2007.
Confidential Voting Instructions to Wachovia Bank, N.A. or Banco Popular de Puerto Rico as Trustee or recordkeeper under the Payless ShoeSource, Inc. 401(k) Profit Sharing Plan and the Payless ShoeSource, Inc. Profit Sharing Plan for Puerto Rico Associates, respectively (each a “Profit Sharing Plan” and collectively the “Profit Sharing Plans).
By signing this card, I appoint the applicable Trustee or recordkeeper to vote all shares of common stock of Payless ShoesSource, Inc., represented by units or shares credited to my account in the applicable Profit Sharing Plan each as of April 4, 2007, (the record date) at the May 24, 2007, Annual Meeting of Stockholders of Payless ShoeSource, Inc., and at any adjournment of the Meeting, on all subjects that may properly come before the Annual Meeting subject to the direction on the other side of this card.

Do you have any Comments?

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE OR VOTE BY USING THE INTERNET OR BY TELEPHONE.

2007 ADMISSION TICKET
ANNUAL MEETING OF STOCKHOLDERS
POZEZ AUDITORIUM
3231 SE SIXTH AVENUE
TOPEKA, KANSAS
THURSDAY, MAY 24, 2007
10:00 A.M., CENTRAL DAYLIGHT SAVINGS TIME

PLEASE ADMIT	NON-TRANSFERABLE

To the Stockholders of Payless ShoeSource, Inc.:

You are cordially invited to attend the Annual Meeting of Payless ShoeSource Stockholders which will be held at Payless ShoeSource, Inc., Pozez Auditorium, 3231 SE Sixth Avenue, Topeka, Kansas, on Thursday, May 24, 2007, at 10:00 a.m., Central Daylight Savings Time.
Provided with this confidential voting instruction card is a return envelope, the Company’s 2006 Annual Report to Stockholders and the Proxy Statement for the 2007 Annual Meeting. It is important that you vote by returning the voting instruction card, by using the Internet, or by telephone. Management’s recommendation on each issue and the reasons for the recommendations are described in the Proxy Statement. As applicable, the Trustee or recordkeeper will follow your voting instructions. Your instructions cannot be disclosed by the Trustee or recordkeeper.
     ò Please fold and detach card at perforation before mailing. ò

The Board of Directors recommends a vote FOR election of the listed director nominees, Proposal 1, and a vote FOR Proposals 2, 3 and 4. IF NO DIRECTIONS ARE GIVEN, AND THIS CARD IS RETURNED SIGNED, THE UNDERSIGNED UNDERSTANDS THAT THE APPLICABLE TRUSTEE OR RECORDKEEPER WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.
The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
1.	Election of Directors
Nominees for a three-year term expiring in 2010: (1) Daniel Boggan Jr. (2) Michael A. Weiss (3) Robert C. Wheeler

☐	FOR all nominees (except as otherwise indicated)	☐	WITHHOLD AUTHORITY from all nominees
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name.
2.	Ratify the appointment of Deloitte & Touche LLP as independent registered public accountants for fiscal year 2007.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	Approve the amendments to and restatement of the 2006 Payless ShoeSource, Inc. Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Approve the amendments to and restatement of the Payless ShoeSource, Inc. Incentive Compensation Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
☐	Mark box if you plan to attend the Annual Meeting.

SIGNATURE:	DATED:	, 2007

Please sign exactly as your name(s) appears on the reverse side.